Exhibit 1

Execution Version

ARRANGEMENT AGREEMENT

AMONG:

GERDAU S.A.

– and –

GERDAU STEEL NORTH AMERICA INC.

– and –

GERDAU AMERISTEEL CORPORATION

June 29, 2010

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Certain Rules of Interpretation	10
1.3	Schedules	11

ARTICLE 2 THE ARRANGEMENT		11
2.1	The Arrangement	11
2.2	Court Proceedings and Materials	11
2.3	Interim Order	12
2.4	Company Circular	13
2.5	The Company Meeting	15
2.6	Final Order	16
2.7	Closing	16
2.8	Payment of Consideration	17
2.9	Performance of Gerdau	17
2.10	Compensation Arrangements	17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		19
3.1	Representations and Warranties	19
3.2	Survival of Representations and Warranties	26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND GERDAU		26
4.1	Representations and Warranties of the Acquiror and Gerdau	26
4.2	Survival of Representations and Warranties	28

ARTICLE 5 COVENANTS OF THE PARTIES		28
5.1	Covenants of the Company Regarding the Conduct of Business	28
5.2	Pre-Acquisition Reorganizations	31
5.3	Mutual Covenants Regarding the Arrangement	32
5.4	Preparation of Filings	33
5.5	Access to Information	34
5.6	Directors	34
5.7	Directors and Officers Insurance	34
5.8	Employees	35

ARTICLE 6 ADDITIONAL AGREEMENTS		35
6.1	Non-Solicitation	35
6.2	Right to Accept a Superior Proposal and Right to Match	38
6.3	Agreement as to Damages	40
6.4	Expense Reimbursement	40
6.5	Liquidated Damages, Injunctive Relief and No Liability of Others	41

ARTICLE 7 TERM, TERMINATION, AMENDMENT AND WAIVER		41
7.1	Term	41
7.2	Termination	41

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7.3	Notice and Cure Provisions	43
7.4	Effect of Termination	43
7.5	Amendment	44
7.6	Waiver	44

ARTICLE 8 CONDITIONS		45
8.1	Mutual Condition Precedents	45
8.2	Additional Conditions Precedent to the Obligations of the Acquiror and Gerdau	45
8.3	Additional Conditions Precedent to the Obligations of the Company	46

ARTICLE 9 GENERAL PROVISIONS		47
9.1	Public Notices	47
9.2	Notices to Parties	47
9.3	Governing Law	48
9.4	Further Assurances	49
9.5	Expenses	49
9.6	Injunctive Relief	49
9.7	Consent	49
9.8	Entire Agreement	49
9.9	Assignment and Enurement	50
9.10	Severability	50
9.11	Waiver	50
9.12	No Third Party Beneficiaries	50
9.13	Counterparts	51

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ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of June 29, 2010,

AMONG:

GERDAU S.A., a corporation governed by the laws of Brazil

(“Gerdau”)

- and -

GERDAU STEEL NORTH AMERICA INC., a corporation governed by the laws of Canada

(the “Acquiror”)

- and -

GERDAU AMERISTEEL CORPORATION, a corporation governed by the laws of Canada

(the “Company”)

WHEREAS the Company and the Acquiror propose to effect a business combination by way of a Plan of Arrangement under the provisions of the Canada Business Corporations Act;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Agreement, the following words, terms and expressions (and all grammatical variations thereof) shall have the following meanings:

(a)                                 “2010 EIP” means the Company Equity Incentive Plan effective January 1, 2010;

(b)                                 “Acquisition Price” has the meaning set out in the Plan of Arrangement;

(c)                                  “Acquisition Proposal” means any inquiry, proposal or offer (written or oral) by a third party relating to any of the following (i) any merger, consolidation, amalgamation, take-over bid, tender offer, exchange offer, share exchange, arrangement, recapitalization or other business combination, liquidation, dissolution or winding-up directly or indirectly involving the Company or any of its subsidiaries, and 20% or more of the voting power of the capital of the Company (in terms of number of shares or voting power) or any of its subsidiaries, (ii) any sale of assets representing 20% or more of the net income, revenues or assets of the Company and its subsidiaries, taken as a whole (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the net income, revenues or assets of the Company and its subsidiaries, taken as a whole) in a single transaction or a series of related transactions, (iii) any issuance, sale or acquisition of beneficial ownership of securities of the Company or any of its subsidiaries, or rights or interests therein or thereto, representing 20% or more of the voting power of the capital of the Company (in terms of number of shares or voting power) or any of its subsidiaries representing 20% or more of the net income, revenues or assets of the Company and its subsidiaries, taken as a whole, or (iv) any bona fide inquiry, proposal or offer to, or public announcement of an intention to, do any of the foregoing from or by a third party, in each case excluding the transactions contemplated by this Agreement;

(d)                                 “Acquisition Proposal Assessment Period” has the meaning specified in Section 6.1(b)(iv);

(e)                                  “ADS” means an American depositary share of Gerdau listed on the NYSE under the symbol “GGB”, which ADS represents the right to receive one preferred share of Gerdau;

(f)                                   “affiliate” has the meaning specified thereto in National Instrument 45-106 — Prospectus and Registration Exemptions;

(g)                                  “Agreement” “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this arrangement agreement, including all schedules and exhibits and all instruments supplementing, amending, modifying, restating or otherwise confirming this Agreement, in each case in accordance with the terms hereof, and all references to “Articles”, “Sections”, “Schedules” and “Exhibits” mean and refer to the specified article, section, schedule or exhibit of this Agreement;

(h)                                 “Arrangement” means the arrangement involving Gerdau, the Company and the Acquiror under the provisions of Section 192 of the CBCA, on the terms and subject to the conditions set forth in this Agreement and as more particularly described in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement, the applicable provisions of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Gerdau, the Acquiror and the Company, each acting reasonably;

(i)                                     “Arrangement Resolution” means the special resolution of the Company Shareholders to be considered and, if thought fit, passed by the Company Shareholders by the Required Vote at the Company Meeting, to be in substantially the form and content of Schedule B hereto, with such changes as may be agreed to by the Acquiror and the Company, each acting reasonably;

(j)                                    “Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required to be filed with the Director pursuant to Section 192 of the CBCA after the Final Order is made.

(k)                                 “Award” means any of an Option, SAR, PSU, RSU, DSU, Phantom Share or Longhi LTIP Share;

(l)                                     “Board” means the board of directors of the Company;

(m)                             “business day” means any day on which commercial banks are generally open for business in Toronto, Ontario, Tampa, Florida and São Paulo, Brazil, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario or São Paulo, Brazil;

(n)                                 “Canadian Awardholder” means any person who holds an Award and who is subject to tax under the provisions of the Income Tax Act (Canada) in respect of the exercise of, or payment under, such Award;

(o)                                 “CBCA” means the Canada Business Corporations Act, R.S., 1985, c. C-44;

(p)                                 “Certificate of Arrangement” means the certificate giving effect to the Arrangement issued pursuant to Section 192(7) of the CBCA;

(q)                                 “Common Shares” means the common shares in the capital of the Company;

(r)                                    “Company Circular” means the notice of the Company Meeting and the accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified;

(s)                                   “Company Equity Plans” means the Directors Plan, LTIP, 2010 EIP, Equity Plan, SAR Plan and SIS Plan;

(t)                                    “Company Financial Statements” has the meaning specified in Section 3.1(j);

(u)                                 “Company Material Adverse Effect” means any fact, circumstance, change, effect, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, effects, matters, actions, conditions, events or occurrences, (a) is material and adverse to the business, affairs, results of operations, assets, properties, capital, capitalization, condition (financial or otherwise), rights, liabilities, obligations (whether absolute, accrued, conditional or otherwise) of the Company and its subsidiaries, taken as a whole, or (b) would materially impair or delay the consummation of the Arrangement by the Company beyond the Outside Date or materially impair or delay the ability of the Company to perform its obligations hereunder, provided that the pendency of any litigation seeking to restrain, enjoin or otherwise prohibit the consummation of the Arrangement shall be disregarded for the purpose of this clause (b), other than, in the case of either clause (a) or (b) above, any fact, circumstance, change, effect, matter, action, condition, event or occurrence resulting from (i) the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder, (ii) changes in global economic or political conditions or securities, credit, financial, banking or currency markets in general, (iii) changes affecting the Company’s industry, (iv) any natural disaster, (v) any change in applicable Law, regulations, U.S. GAAP or IFRS, (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, provided however that such fact, circumstance, change, effect, matter, action, condition, event or occurrence referred to in clauses (ii), (iii), (iv), (v) or (vi) do not primarily relate to (or have the effect of primarily relating to) the Company and its subsidiaries, taken as a whole, or disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other persons operating in the same industry as the Company and its subsidiaries, provided that (x) a failure to meet any earnings estimates previously made public by the Company, or (y) any decrease in the market price or any decline in the trading volume of the Common Shares on either the TSX or NYSE shall not, in and of itself, constitute a Company Material Adverse Effect; provided, however, that any fact, circumstance, change, effect, matter, action, condition, event or occurrence underlying any such decrease in market price or decline in trading volume that is not excluded pursuant to clause (i) through (vi) may be considered in determining whether there has been a Company Material Adverse Effect;

(v)                                 “Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the Interim Order for the purpose of considering and, if thought fit, approving, the Arrangement Resolution;

(w)                               “Company Organizational Documents” means the articles of incorporation and by-laws of the Company;

(x)                                 “Company’s Public Disclosure Record” means all documents filed by or on behalf of the Company on SEDAR after December 31, 2007;

(y)                                 “Company Shareholders” means holders of Common Shares;

(z)                                  “Confidentiality Agreement” means the confidentiality agreement dated as of June 1, 2010 between Gerdau and the Company;

(aa)                          “Core Representations” means the representations and warranties of the Company contained in Sections 3.1(a), 3.1(c), 3.1(d), 3.1(e), 3.1(r) and 3.1(s);

(bb)                          “Co-Steel Share Loan Plan” means the Co-Steel Inc. Key Employee Share Loan Plan amended and restated as of June 12, 2001;

(cc)                            “Co-Steel Cash Amount” means the product of (i) the aggregate number of Common Shares which were required to be purchased on behalf of participants in the Co-Steel Share Loan Plan pursuant to the Co-Steel Share Loan Plan and which had not been purchased as at the Effective Time and (ii) the Acquisition Price;

(dd)                          “Co-Steel Indebtedness Amount” means the total amount of indebtedness outstanding pursuant to the Co-Steel Share Loan Plan as at the Effective Time ;

(ee)                            “Court” means the Ontario Superior Court of Justice;

(ff)                              “Director” means the Director appointed under Section 260 of the CBCA;

(gg)                            “Directors Plan” means the Company Equity Based Plan for Non-Employee Directors;

(hh)                          “Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

(ii)                                  “DSU” means a deferred share unit granted under the Directors Plan;

(jj)                               “Effective Date” means the date shown on the Certificate of Arrangement;

(kk)                         “Effective Time” has the meaning specified in the Plan of Arrangement;

(ll)                                 “Equity Plan” means the Company Equity Ownership Plan;

(mm)                “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

(nn)                          “Exchange Ratio” means the closing price of a Common Share on the NYSE divided by the closing price of an ADS on the NYSE on the last trading day immediately preceding the Effective Date;

(oo)                          “Executive Long Term Plan Trust” means the trust established pursuant to an agreement effective as of June 1, 2006 between the Company, Gerdau and Wells Fargo Bank, N.A.

(pp)                          “Fairness Opinion” means the written opinion of the Financial Advisor dated June 1, 2010, addressed to the Special Committee to the effect that the consideration to be received under the Arrangement is fair, from a financial point of view, to the Public Shareholders;

(qq)                          “Final Order” means the final order of the Court under Section 192 of the CBCA, in a form acceptable to the Company and the Acquiror, acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Acquiror, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Acquiror, each acting reasonably) on appeal;

(rr)                                “Financial Advisor” means RBC Dominion Securities Inc.;

(ss)                              “GAAP” means the applicable accounting principles applied by the Company, being U.S. GAAP prior to January 1, 2010 and IFRS from January 1, 2010;

(tt)                                “Gerdau Nominees” means Jorge Gerdau Johannpeter, Frederico C. Gerdau Johannpeter, André Gerdau Johannpeter, Claudio Johannpeter and Mario Longhi;

(uu)                          “Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(vv)                          “Guidelines” means the contractual guidelines approved at the meeting of the Gerdau S.A. Executive Committee held on March 18 and 19, 2009 and adopted by the Company;

(ww)                     “IFRS” means International Financial Reporting Standards adopted by the International Accounting Standards Board;

(xx)                        “Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.3, in a form acceptable to the Company and the Acquiror, acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court (with the consent of both the Company and the Acquiror, each acting reasonably);

(yy)                          “Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including either of the TSX and the NYSE), and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

(zz)                           “Legal Action” has the meaning specified in Section 3.1(q);

(aaa)                   “Liens” means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

(bbb)                   “Longhi Employment Agreement” means (i) the employment agreement between Gerdau Ameristeel US, the Company and Mario Longhi dated as of June 1, 2005 and (ii) the Executive Long Term Incentive Plan Trust between the Company and Wells Fargo Bank, N.A. dated as of June 1, 2006;

(ccc)                      “Longhi LTIP Shares” means the Common Shares owned by Wells Fargo Bank, N.A. as trustee of the Executive Long Term Plan Trust to provide additional assurance of the compliance of Company with the terms of the Longhi Employment Agreement including the obligation to deliver 1,749,526 Common Shares to Mario Longhi on June 1, 2015;

(ddd)                   “LTIP” means the Company Amended and Restated Long Term Incentive Plan;

(eee)                      “material fact” has the meaning specified in the Securities Act;

(fff)                          “Material Subsidiaries” means Gerdau Ameristeel US Inc.; Chaparral Steel Company; Chaparral Steel Midlothian LP; and Chaparral (Virginia) Inc.;

(ggg)                   “Match Period” has the meaning specified in Section 6.2(a)(iv);

(hhh)                   “MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;

(iii)                             “Non-Core Representations” means all of the representations and warranties of the Company set forth in this Agreement other than the Core Representations;

(jjj)                             “NYSE” means the New York Stock Exchange;

(kkk)                    “Option” means an option to purchase Common Shares granted under the LTIP or the Equity Plan;

(lll)                             “Outside Date” means October 15, 2010 or such later date as may be agreed to in writing by the Parties;

(mmm)          “Parties” means, collectively, Gerdau, the Acquiror, and the Company, and “Party” means any one of the Parties;

(nnn)                   “Permit” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, classification, registration, flagging or other authorization of and from any person, including any Governmental Entity;

(ooo)                   “person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

(ppp)                   “Phantom Share” means a phantom share granted under the LTIP;

(qqq)                   “Plan of Arrangement” means the plan of arrangement substantially in the form of Schedule A hereto and any amendments or variations thereto made in accordance with the provisions of this Agreement, the applicable provisions of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Acquiror and the Company, each acting reasonably;

(rrr)                           “PSU” means a performance share unit granted under the 2010 EIP;

(sss)                      “Public Shareholders” means the holders of the Common Shares other than Gerdau and its subsidiaries (including the Acquiror and the Company) and any other person who holds Common Shares in respect of which votes are required to be excluded under Section 8.1(2) of MI 61-101 for the purposes of determining minority approval for the Arrangement;

(ttt)                            “Regulatory Approvals” means sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required to consummate the Arrangement;

(uuu)                   “Representatives” of a person, means the directors, officers, employees, advisors or other representatives (including lawyers, accountants and financial and other professional advisors);

(vvv)                   “Required Vote” has the meaning specified in Section 2.3(b)(ii);

(www)           “RSU” means a restricted share unit granted under the 2010 EIP;

(xxx)                      “SAR” means a share appreciation right granted under the 2010 EIP, the LTIP, the SIS Plan or the SAR Plan;

(yyy)                   “SAR Plan” means the Company 2006 Stock Appreciation Rights Plan;

(zzz)                       “Schedule 13E-3” means the Rule 13e-3 transaction statement on Schedule 13E-3 under the Exchange Act to be filed in connection with this Agreement and the Plan of Arrangement;

(aaaa)                “Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

(bbbb)            “Securities Authorities” means the applicable securities commissions and other securities regulatory authorities in Canada and the United States;

(cccc)                “Securities Laws” means the Securities Act, the Exchange Act, and all other applicable Canadian provincial and territorial and United States federal and state securities laws, rules, regulations and published policies thereunder;

(dddd)            “SEDAR” means the System for Electronic Document Analysis and Retrieval;

(eeee)                “SIS Plan” means the Ameristeel Corporation Ameristeel Employee Stock Purchase Plan;

(ffff)                        “Special Committee” means the special committee of independent directors of the Company constituted to consider the transactions contemplated by this Agreement and to supervise the preparation of the Valuation;

(gggg)            “subsidiary” has the meaning specified in National Instrument 45-106 — Prospectus and Registration Exemptions;

(hhhh)            “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement:  (i) that would, directly or indirectly, result in the acquisition of all of the Common Shares not beneficially owned by the party making the Acquisition Proposal; (ii) that is not subject to a financing contingency and, in the event the Acquisition Proposal involves third party financing, the person making the Acquisition Proposal has delivered to the Board a letter of commitment of one or more financial institutions of nationally recognized standing committing the required funds to effect payment in full for all of the Common Shares on a fully-diluted basis; (iii) that is not subject to any due diligence and/or access condition; (iv) that is available to all of the holders of Common Shares other than those beneficially owned by the party making the Acquisition Proposal; (v) that the Board and any relevant committee thereof has determined in good faith (after receipt of advice from its financial advisor and its outside legal counsel) is reasonably capable of completion without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; and (vi) in respect of which the Board and any relevant committee thereof determines in good faith (after receipt of advice from its financial advisor with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to the Company Shareholders would be inconsistent with its fiduciary duties under applicable Law and (y) that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), reasonably be expected to result in a transaction more favourable to the Public Shareholders, from a financial point of view, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by the Acquiror pursuant to Section 6.2(b);

(iiii)                         “Termination Fee” has the meaning specified in Section 6.3;

(jjjj)                         “TSX” means the Toronto Stock Exchange;

(kkkk)             “U.S. Awardholder” means any person who holds an Award and who is not a Canadian Awardholder;

(llll)                         “U.S. GAAP” means generally accepted accounting principles in the United States; and

(mmmm)           “Valuation” means the formal valuation of the Company Shares dated June 1, 2010 that was prepared by the Financial Advisor in accordance with MI 61-101.

1.2                                                                               Certain Rules of Interpretation

In this Agreement:

(a)                                  Time. Time is of the essence in and of this Agreement.

(b)                                 Calculation of Time. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end.

(c)                                  Business Days. Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a business day, such action shall be taken or such payment shall be made on the first business day following such day.

(d)                                 Currency. Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of the United States.

(e)                                  Headings. The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections and the insertion of a table of contents shall not affect the interpretation of this Agreement.

(f)                                    Including. Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(g)                                 Plurals and Genders. The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h)                                 Statutory References. Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

(i)                                     Ordinary Course. Any reference to an action taken by a person in the ordinary course means that such action is consistent with past practices of such person and is taken in the ordinary course of the normal operations of such person.

(j)                                     Knowledge. Any reference to “the knowledge of the Company” means the actual knowledge, in their capacity as directors and/or officers of the Company and its subsidiaries and not in their personal capacity, of Mario Longhi, Barbara R. Smith and Robert E. Lewis, after reasonable inquiry, and references to “the knowledge of the Acquiror” means the actual knowledge, in their capacity as directors and/or officers of Gerdau or the Acquiror, and not in their personal capacity, of André Gerdau Johannpeter, Osvaldo Schirmer, Expedito Luz and Harley Scardoelli, after reasonable inquiry.

1.3                                                                               Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A      -               Plan of Arrangement

Schedule B      -               Arrangement Resolution

ARTICLE 2
THE ARRANGEMENT

2.1                                                                               The Arrangement

The Company and the Acquiror agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2                                                                               Court Proceedings and Materials

(a)                                  As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company shall prepare, in consultation with the Acquiror, all material to be filed with the Court in connection with the Arrangement. Such materials, together with any amendments thereto, shall be in form and substance satisfactory to the Acquiror and its counsel, acting reasonably. The Company will provide Gerdau and Acquiror and their legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by Gerdau or the Acquiror for inclusion in such material, prior to the service and filing of that material, and all reasonable comments with respect to any such information required to be supplied by Gerdau and the Acquiror shall be accepted and reflected in such material. The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to the Acquiror making such submissions on the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. The Company will also provide legal counsel to the Acquiror on a timely basis with copies of any notice and evidence served on the Company or its legal counsel in respect of the motion for the Interim Order, the application for the Final Order or any appeal from either, and of any notice (written or oral) received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

(b)                                 Subject to applicable Laws, the Company will not file any material with, or make any submissions to, the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Acquiror’s prior written consent, such consent not to be unreasonably withheld or delayed; provided that nothing herein shall require the Acquiror to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases the Acquiror’s obligations set forth in any such filed or served materials or under this Agreement.

2.3                                                                               Interim Order

(a)                                  Subject to the terms of this Agreement, as soon as reasonably practicable, but in any event in sufficient time to hold the Company Meeting in accordance with Section 2.5(b), the Company shall apply to the Court, pursuant to Section 192 of the CBCA, for the Interim Order in a manner and form reasonably acceptable to Acquiror and Gerdau, and thereafter diligently seek the Interim Order in such form.

(b)                                 The notice of motion for the Interim Order shall request that the Interim Order provide, among other things:

(i)                                     for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(ii)                                  that the requisite approval for the Arrangement Resolution shall be (i) 662/3% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or represented by proxy at the Company Meeting and (ii) a majority of the votes cast on the Arrangement Resolution by the Public Shareholders present in person or represented by proxy at the Company Meeting (the “Required Vote”);

(iii)                             that in all other respects the terms, restrictions and conditions of the articles and by-laws of the Company, shall apply in respect of the Company Meeting;

(iv)                            that the quorum for the Company Meeting shall be two or more persons present in person or represented by proxy holding in the aggregate 25% of the outstanding Common Shares;

(v)                                 for the grant of Dissent Rights to the Company Shareholders who are registered holders of Common Shares, as contemplated in the Plan of Arrangement;

(vi)                              for notice requirements with respect to the application to the Court for the Final Order;

(vii)                           that the Company Meeting may be adjourned or postponed from time to time by the Company, in the circumstances contemplated by this Agreement, without the need for additional approval of the Court; and

(viii)                      that the record date for Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting.

2.4                                                                               Company Circular

(a)                                  As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company shall prepare, in consultation with the Acquiror, the Company Circular together with any other documents required by applicable Laws in connection with the Company Meeting. The Company Circular and such other documents, together with any amendments thereto, shall be in form and substance satisfactory to Gerdau and the Acquiror and their counsel, acting reasonably. The Company shall provide Gerdau and the Acquiror and its representatives with a reasonable opportunity to review and comment on the Company Circular and such other documents, including by providing on a timely basis a description of any information required to be supplied by Gerdau and the Acquiror for inclusion in the Company Circular pursuant to Section 2.4(b), prior to its mailing to the Company Shareholders and filing in accordance with the Interim Order and applicable Laws, and will accept and reflect in the Company Circular or Schedule 13E-3 all reasonable comments made by Gerdau and the Acquiror and its counsel with respect to any such information to be supplied by the Acquiror and Gerdau and included in the Company Circular or Schedule 13E-3.  Except as provided in the immediately preceding sentence, Gerdau and Acquiror acknowledge that whether or not any comments by Gerdau, Acquiror and/or its counsel are appropriate or any revisions made as a result thereof to the Company Circular or the Schedule 13E-3 will be determined solely by the Company acting reasonably.  For greater certainty, provided that Gerdau and the Acquiror agree that the Special Committee shall have sole discretion as to the content and reasons for its recommendation within the Company Circular.

(b)                                 Gerdau and the Acquiror will, in a timely manner, furnish the Company with any information as is reasonably requested by the Company or as may be required to be included in the Company Circular and the Schedule 13E-3 and any other filings required to be made by the Company under applicable Laws (including the description of lock-up agreements, if any, and their plans for the Company) in connection with the transactions contemplated by this Agreement. The Acquiror and Gerdau shall ensure that the information to be provided by them for inclusion in the Company Circular and Schedule 13E-3 does not, at the time of the mailing of the Company Circular and the filing of the Schedule 13E-3, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made. The Acquiror shall pay all filings fees incurred in connection with the filing of the Schedule 13E-3.

(c)                                  Subject to compliance with Section 2.4(b), as promptly as practicable after the issuance of the Interim Order, the Company will cause the Company Circular and such other documents to be sent to the Company Shareholders and filed with the appropriate Securities Authorities, in each case as required by applicable Laws and the Interim Order. The Company Circular shall include a description of the approval of Board and the Special Committee of the Arrangement, and the recommendation of the Board and the Special Committee that the Company Shareholders vote in favour of the Arrangement Resolution (unless such recommendation has been withdrawn, modified or amended in accordance with the terms of the Agreement), and will also include a copy of the Fairness Opinion and the Valuation.

(d)                                 Each of the Parties shall promptly notify the others if at any time before the Effective Time it becomes aware that the Company Circular or the Schedule 13E-3 contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or that otherwise requires an amendment or supplement to the Company Circular, or the Schedule 13E-3, and the Parties shall co-operate in the preparation of any such amendment or supplement (which amendment or supplement will be mutually acceptable to the Parties, each acting reasonably) and, if required by applicable Law or by the Court, will cause the same to be distributed to the Company Shareholders and/or filed with the applicable Securities Authorities.

(e)                                  The Company shall ensure that the Company Circular and the Schedule 13E-3 (other than with respect to any information relating to and provided by Gerdau and the Acquiror) complies with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the Company Circular does not, at the time of mailing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by Gerdau or the Acquiror).

(f)                                    Each of the Parties will promptly inform the others of any requests or comments made by Securities Authorities in connection with the Company Circular or the Schedule 13E-3. Each of the Parties will use its respective commercially reasonable efforts to resolve all requests or comments made by Securities Authorities with respect to the Company Circular, the Schedule 13E-3 and any other required filings under applicable Securities Laws as promptly as practicable after receipt thereof.

2.5                                                                               The Company Meeting

(a)                                  The Company has fixed a record date of June 18, 2010 for the purposes of determining the Company Shareholders entitled to receive notice of and to vote at the Company Meeting and shall not, except if required by the Court, change the record date without the prior written consent of the Acquiror such consent not to be unreasonably withheld or delayed.

(b)                                 In accordance with the Interim Order and applicable Laws, as soon as reasonably practicable after the date of this Agreement, but in any event no later than August 27, 2010, or such other later date as the Parties may agree, acting reasonably, the Company shall convene and hold the Company Meeting for the purpose of considering the Arrangement Resolution. Except as required by applicable Law or the Interim Order, or with the prior written consent of the Acquiror, the Arrangement Resolution shall be the only matter of business transacted at the Company Meeting; provided that if the Company is required by applicable Law or the Interim Order, or permitted by the Acquiror, to transact any other item of business at the Company Meeting, the Company shall cause the Arrangement Resolution to be considered and voted upon before any other item of business to be transacted at the Company Meeting.

(c)                                  Except as required by applicable Laws or unless this Agreement shall have been terminated in accordance with its terms, the Company shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Acquiror, other than in the circumstances contemplated by Section 7.3(b) or as directed by Gerdau in accordance with Section 6.2(c).  The Company Meeting shall be held regardless of whether the Board or any committee thereof amends, modifies or withdraws its approval or recommendation of the Arrangement unless this Agreement shall have been terminated in accordance with its terms.

(d)                                 The Company shall use commercially reasonable efforts to solicit from the Public Shareholders proxies in favour of the approval of the Arrangement Resolution, including, if so requested by the Acquiror, using the services of dealers and proxy solicitation services at the Acquiror’s expense.

(e)                                  The Company shall take all steps necessary (including any required disclosure in the Company Circular) to allow the Acquiror, directly or using the services of dealers and proxy solicitation services, to solicit from the Public Shareholders proxies in favour of the Arrangement Resolution and against any resolution submitted by any other Public Shareholder. Without limiting the generality of the foregoing, the Company shall, upon request from time to time by the Acquiror, deliver to the Acquiror: (i) basic lists of all registered Company Shareholders and other security holders of the Company or any of its subsidiaries, showing the name and address of each holder and the number of Common Shares or other securities of the Company or such subsidiaries held by each such holder, all as shown on the records of the Company or such subsidiaries, as applicable, as of a date that is not more than three business days prior to the date of delivery of such list and, to the extent in the possession of the Company, a list of participants in book-based clearing systems, nominee registered Company Shareholders or other securities of the Company or any of its subsidiaries, as the case may be, and non-registered beneficial owner lists that are available to the Company, and securities positions and other information and assistance as the Acquiror may reasonably request in connection with the solicitation of proxies or the transactions contemplated hereby, and (ii) from time to time, at the request of the Acquiror, updated or supplemental lists setting out any changes from the list(s) referred to in clause (i) of this Section 2.5(e).

(f)                                    The Company shall advise the Acquiror as the Acquiror may reasonably request, and on a daily basis on each of the last ten days prior to the proxy cut-off date for the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution and any other matters to be considered at the Company Meeting.

(g)                                 The Company shall promptly advise the Acquiror of (i) any communication (written or oral) received by the Company from the TSX or NYSE or any Securities Authority, or (ii) any written communication received by the Company from Public Shareholders in opposition to the Arrangement and any written notice of Dissent Rights exercised or purported to have been exercised by any Public Shareholder received by the Company or its representatives in relation to the Company Meeting or the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Public Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

(h)                                 The Company will give notice to the Acquiror of the Company Meeting and allow the Acquiror’s representatives and legal counsel to attend and speak at the Company Meeting.

2.6                                                                               Final Order

As soon as reasonably practicable after the Company Meeting, but in any event no later than three business days after the Company Meeting, the Company shall apply to the Court, pursuant to Section 192 of the CBCA, for the Final Order, in a form and manner reasonably acceptable to the Acquiror, and thereafter diligently seek the Final Order in such form.

2.7                                                                               Closing

On the second business day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 8 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date), and unless another date is agreed to in writing by the

Parties, the Company shall file the Articles of Arrangement together with such other documents as may be required under the CBCA to give effect to the Arrangement, and will implement the Plan of Arrangement. The Arrangement shall become effective on the Effective Date and the steps to be carried out pursuant to the Arrangement shall become effective on the Effective Date in the order set forth in the Plan of Arrangement. The closing of the Arrangement will take place at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario M5H 2S7 at 10:00 a.m. (Toronto time) on the Effective Date, or such other place as agreed upon by the parties.

2.8                                                                               Payment of Consideration

The Acquiror will, following receipt of the Final Order and prior to the filing by the Company of the Articles of Arrangement with the Director, provide the depositary with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) to pay the consideration for (a) all of the Common Shares to be acquired pursuant to the Arrangement and (b) the participants in the Co-Steel Loan Program pursuant to Section 2.10(k)(i).

2.9                                                                               Performance of Gerdau

Gerdau unconditionally and irrevocably guarantees and covenants and agrees to be jointly and severally liable with Acquiror for the due and punctual performance of each and every obligation of Acquiror arising under this Agreement and the Plan of Arrangement, including, without limitation, payment for any Common Shares to be acquired pursuant to the Plan of Arrangement.  Gerdau shall cause Acquiror to comply with all of Acquiror’s obligations under or relating to the Arrangement and the transactions contemplated by this Agreement.

2.10                                                                        Compensation Arrangements

The Company and Gerdau covenant and agree that, effective as at the Effective Date:

(a)                                  Gerdau will adopt new equity based compensation plans with terms in all respects the same as the Company Equity Plans;

(b)                                 the Company will amend the LTIP with respect to SARs and Phantom Shares held by Canadian Awardholders and will amend the SAR Plan and the SIS Plan with respect to SARs held by Canadian Awardholders to provide that such Phantom Shares and SARs will be based on ADSs;

(c)                                  the Company will amend each outstanding Phantom Share granted under the LTIP and held by a Canadian Awardholder to provide that such Phantom Shares will be in respect of ADSs with the number of Phantom Shares adjusted using the Exchange Ratio;

(d)                                 the Company will amend each outstanding SAR granted under the SAR Plan, the SIS Plan and the LTIP and held by a Canadian Awardholder to provide that such SARs will be in respect of ADSs with both the number and base price of SARs adjusted using the Exchange Ratio;

(e)                                  the Company will cancel each outstanding PSU and RSU, and each Phantom Share held by a U.S. Awardholder and Gerdau will grant, in exchange for each such award, a new restricted share unit, performance share unit, or phantom share, as applicable, on the same terms and conditions, mutatis mutandis, as the cancelled PSUs, RSUs, and Phantom Shares but in respect of ADSs, with the number of such PSUs, RSUs and Phantom Shares adjusted using the Exchange Ratio;

(f)                                    the Company will cancel each outstanding Option and SAR (other than the SARs held by Canadian Awardholders under the SAR Plan, the SIS Plan and the LTIP) and Gerdau will grant, in exchange for each such award, a new option or share appreciation right, as applicable, having the same vesting date, expiry date and other terms and conditions, mutatis mutandis, as the cancelled Options and SARs but in respect of ADSs , with both the number of Options and SARs and the exercise price or base price of the Options and SARs adjusted using the Exchange Ratio;

(g)                                 the Company will terminate the Co-Steel Share Loan Plan and the Company Equity Plans other than the LTIP, the SAR Plan and the SIS Plan;

(h)                                 the Company will terminate the Directors Plan and will cash out each outstanding DSU for the Acquisition Price per DSU;

(i)                                     the Longhi LTIP Shares held in the Executive Long Term Incentive Plan Trust will revert to the Company for no consideration and be cancelled and Gerdau will deposit to the Executive Long Term Incentive Plan Trust that number of ADSs equal to the number of Longhi LTIP Shares held in the Executive Long Term Incentive Plan Trust multiplied by the Exchange Ratio in substitution therefore and will, in future deposit additional ADSs to the Executive Long Term Incentive Plan Trust based on the number of Common Shares that are required to be delivered to the Executive Long Term Incentive Plan Trust multiplied by the Exchange Ratio;

(j)                                     the Company and Gerdau will amend the Longhi Employment Agreement such that (a) Gerdau will assume the obligation under the Longhi Employment Agreement to provide ADSs, and (b) all references to Common Shares contained therein are amended to refer to ADSs with the number of Common Shares adjusted using the Exchange Ratio; and

(k)                                  each participant in the Co-Steel Share Loan Plan shall have his or her employee loan under the Co-Steel Share Loan Plan become immediately due and payable and shall be entitled to:

(i)                                     if such participant’s Co-Steel Indebtedness Amount is less than such participant’s Co-Steel Cash Amount as at the Effective Time, receive a cash amount equal to (A) the Co-Steel Cash Amount for such participant less (B) the Co-Steel Indebtedness Amount for such participant; or

(ii)                                  if such participant’s Co-Steel Indebtedness Amount is greater than the participant’s Co-Steel Cash Amount as at the Effective Time, a reduction of the Co-Steel Indebtedness Amount for such participant in the amount of the Co-Steel Cash Amount for such participant.

As promptly as reasonably practicable after the Effective Date, but in any event no later than 10 days after the Effective Date, Gerdau shall make such filings as necessary under applicable Laws to ensure that the securities of Gerdau issuable under the new equity based compensation plans contemplated under this Section 2.10 are freely tradeable, including the filing of Forms S- 8 and F-6 with the SEC.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1                                                                               Representations and Warranties

The Company represents and warrants to and in favour of each of the Acquiror and Gerdau as follows, and acknowledges that each of the Acquiror and Gerdau is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)                                  Board Approval.  The Special Committee has received the Valuation and Fairness Opinion from the Financial Advisor. As at the date hereof, the Special Committee, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is in the best interests of the Company and is fair to the Public Shareholders and has unanimously recommended that the Board approve the Arrangement and recommend to the Public Shareholders that they vote their Common Shares in favour of the Arrangement.  As at the date hereof, the Board, having received the recommendation of the Special Committee and after consultation with its legal advisors has determined unanimously (with the Gerdau Nominees abstaining) that the Arrangement is in the best interests of the Company and is fair to the Public Shareholders, has unanimously (with the Gerdau Nominees abstaining) approved the Arrangement and the execution and performance of this Agreement and resolved unanimously (with the Gerdau Nominees abstaining) to recommend to the Public Shareholders that they vote their Common Shares in favour of the Arrangement. To the knowledge of the Company, as of the date hereof, each member of the Board and senior management of the Company has indicated that he or she intends to vote the Common Shares that he or she directly or indirectly owns in favour of the Arrangement Resolution.

(b)                                 Organization and Qualification.  The Company and each of its Material Subsidiaries is a corporation, company or partnership duly incorporated, amalgamated or formed, as the case may be, and validly existing under the laws of its jurisdiction of incorporation, amalgamation or formation, as the case may be, and has all necessary power and capacity to own, lease, license or otherwise hold its property and assets as now owned, leased, licensed or otherwise held, and to carry on its business as it is now being conducted.  The Company and each of its subsidiaries is duly registered or otherwise authorized to do business and each is in good standing in each jurisdiction in which the character of its property and assets owned, leased, licensed or otherwise held, or the nature of its activities, makes such registration or authorization necessary except where the failure to be so registered, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its subsidiaries has obtained, is in possession of and is in compliance, in all respects, with all Permits required by applicable Laws to conduct its current businesses as they are now being conducted except where the failure to obtain or comply with such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No modification, amendment, suspension or cancellation of any of such Permits is pending or, to the knowledge of the Company, threatened.

(c)                                  Capitalization.  The authorized and issued capital of the Company consists of (i) an unlimited number of Common Shares, of which 433,540,966 Common Shares have been validly issued and are outstanding as of the close of business on June 18, 2010 as fully paid and non-assessable shares and have not been issued in violation of any pre-emptive rights or other contractual rights to purchase securities granted by the Company or arising under any applicable Law, and (ii) an unlimited number of preference shares, issuable in series, of which none are issued and outstanding.  As of the close of business on June 18, 2010, an aggregate of up to 3,283,615 Common Shares were issuable upon the exercise of Options, SARs, RSUs and PSUs and such Common Shares have been duly authorized and, upon issuance, will be validly issued and outstanding as fully paid and non-assessable shares, and will not have been issued in violation of any pre-emptive rights or other contractual rights to purchase securities granted by the Company or arising under any applicable Law.  As of the date hereof, except for the Awards and the Longhi Employment Agreement, there are no options, warrants, conversion privileges, commitments (contingent or otherwise) or other agreements or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, for the purchase, allotment or issuance of, or subscription for, any securities of the Company, or any securities convertible or exchangeable into, or exercisable for, or otherwise evidencing a right to acquire, any securities of the Company.  All securities of the Company (including the Common Shares and the Awards) have been issued in compliance with all applicable Securities Laws. Other than the Common Shares and the Awards, there are no securities of the Company or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Company Shareholders on any matter.  There are no outstanding contracts of the Company to repurchase, redeem or otherwise acquire any of its securities.

(d)                                 Ownership of Subsidiaries.  All of the Company’s outstanding securities and other ownership interests in the Material Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and except as disclosed in the Company’s Public Disclosure Record as of the date of this Agreement, all such securities and other ownership interests are held directly or indirectly by the Company and are, except pursuant to restrictions on transfer contained in constating documents or pursuant to existing financing arrangements involving the Company or its subsidiaries, held free and clear of all Liens and not subject to any proxy, voting trust or other agreement relating to the voting of such securities and other ownership interests.  There are no agreements or options, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, allotment or issuance of, or subscription for, any securities or other ownership interests in any of the Company’s subsidiaries, or any securities that are convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities or other ownership interests in any of the Company’s subsidiaries.  There are no outstanding contracts of any subsidiaries of the Company to repurchase, redeem or otherwise acquire any of its securities or other ownership interests, or with respect to the voting or disposition of any outstanding securities or other ownership interests of any subsidiaries of the Company.

(e)                                  Authority Relative to this Agreement.  The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement.  Subject to the Required Vote and filings with the Court, all necessary corporate action has been taken by the Company to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(f)                                    No Violations.

(i)                                     None of the execution and delivery of this Agreement by the Company, the consummation of the Arrangement by the Company or compliance by the Company with any of the provisions hereof will (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (1) the articles of incorporation, memorandum of association or articles of association or Laws governing the Company or any of its subsidiaries or (2) any contract or Permit to which the Company or any of its subsidiaries is a party, to which any of their respective properties or assets may be subject or by which any of them is bound and individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect, or (B) violate any Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets in any material respect.

(ii)                                  Subject to obtaining the Interim Order and the Final Order, no Regulatory Approvals are required in connection with the execution and delivery of this Agreement by the Company, the consummation of the Arrangement by the Company or compliance by the Company with any of the provisions hereof.

(g)                                 Compliance with Laws.  Each of the Company and its subsidiaries (i) has conducted its business in compliance with, and is conducting its business in compliance with, all applicable Laws in each jurisdiction in which it conducts business, other than any non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (ii) is duly licensed, registered or qualified in all jurisdictions to enable its business to be conducted and its property and assets to be owned, leased and operated, in all material respects, as now conducted, owned, leased or operated, and all such licences, registrations and qualifications are valid and subsisting and no such licence, registration or qualification contains any term, provision, condition or limitation which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(h)                                 Reporting Status and Securities Laws Matters.  The Company is a “reporting issuer” in Canada and is not on the list of reporting issuers in default under applicable Canadian provincial and territorial Securities Laws, and is in compliance with all applicable Securities Laws in all material respects.  No delisting of, suspension of trading in or cease trading order with respect to any securities of the Company and, to the knowledge of the Company, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of the Company, expected to be implemented or undertaken.

(i)                                     Reports.  The documents comprising the Company’s Public Disclosure Record (i) did not, at the time filed with the Securities Authorities or at the time of becoming effective, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (ii) includes all documents required to be filed in accordance with applicable Securities Laws with the Securities Authorities, and such documents complied in all material respects with applicable Securities Laws at the time they were filed. The Company has, in all material respects, timely filed or caused to be filed with the Securities Authorities all forms, reports, schedules, statements and other documents required to be filed by the Company or any of its subsidiaries with the Securities Authorities since December 31, 2007, and all such forms, reports, schedules, statements and other documents complied in all material respects with all applicable Securities Laws at the time they were filed. The Company has not filed any confidential material change report which, at the date hereof, remains confidential.

(j)                                     Company Financial Statements.  The Company’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2009 and 2008 and the Company’s unaudited consolidated financial statements as of and for the three months ended March 31, 2010 and 2009 (including the notes thereto and related management’s discussion and analysis) (collectively, the “Company Financial Statements”) were prepared in accordance with GAAP, consistently applied (except as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Company’s independent auditors) and fairly present in all material respects the consolidated balance sheet and changes in shareholder’s equity, statements of earnings and cash flows of the Company and its subsidiaries as of the dates thereof and for the periods indicated therein and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of the Company and its subsidiaries on a consolidated basis.  There has been no material change in the Company’s accounting policies, except as described in the Company Financial Statements and the notes therein, since December 31, 2009.  Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any of its or its subsidiaries’ Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board.

(k)                                  Books and Records.  The financial books, records and accounts of the Company and each of its subsidiaries (i) have been maintained in compliance with applicable Laws and GAAP on a basis consistent with prior years, (ii) accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of the Company and each of its subsidiaries, and (iii) accurately and fairly reflect the basis for the Company Financial Statements.  The Company’s minute books and those of each of its subsidiaries contain minutes of all meetings and all resolutions of their respective boards of directors and committees of such boards of directors and their respective shareholders and are complete and accurate in all material respects. Such minute books recording such meetings and resolutions, other than those portions of minutes of meetings and resolutions reflecting discussions regarding the transactions contemplated in this Agreement, have been made available to Gerdau and the Acquiror (other than the resolutions or minutes of the Special Committee).

(l)                                     Disclosure Controls.  The Company has designed and implemented a system of disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Securities Laws.  Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under applicable Securities Laws is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure, particularly during the period in which the annual or interim filings are being prepared.

(m)                               Internal Control.  The Company has designed and implemented a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that (i) relate to the maintenance of records that accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of the Company and each of its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its subsidiaries are made only in accordance with authorizations of management and directors of the Company and its subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of any unauthorized acquisition, use or disposition of the material property or assets of the Company or any of its subsidiaries.  To the knowledge of the Company, prior to the date of this Agreement: (A) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Company that could reasonably be expected to adversely affect the ability of the Company to record, process, summarize and report financial information, and (B) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of the Company. Since December 31, 2009, neither the Company nor any of its subsidiaries, nor any of its or their Representatives, has received any (x) complaint from any source regarding accounting, internal accounting controls or auditing matters or (y) expression of concern from employees of the Company or any of its subsidiaries regarding questionable accounting or auditing matters.

(n)                                 Whistleblower Reporting.  Since December 31, 2009, no representative of the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its subsidiaries or their respective officers, directors, employees, agents or independent contractors to the Company’s chief legal officer, audit committee of the Board or the Board.

(o)                                 Absence of Certain Changes.  Since December 31, 2009:

(i)                                   except for the transactions contemplated herein, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business; and

(ii)                                there has been no Company Material Adverse Effect or any material fact, circumstance, change, effect, matter, action, condition, event or occurrence (including any decision made by the board of directors, or by management if management believes that approval by the Board is probable, of the Company or any of its subsidiaries) that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

(p)                                 No Undisclosed Liabilities.  Except as disclosed in the Company Financial Statements, the Company and its subsidiaries have no material liabilities or material obligations of any nature that would be required to be disclosed on a consolidated balance sheet of the Company (or the notes thereto) prepared in accordance with GAAP (whether accrued, absolute, contingent or otherwise), other than liabilities, indebtedness or obligations incurred by the Company and its subsidiaries in the ordinary course of business since March 31, 2010.

(q)                                 Litigation.  Other than as set forth in the Company Public Disclosure Record as of the date of this Agreement or the Company Circular, there are no material claims, actions, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations (collectively, “Legal Actions”) pending or, to the knowledge of the Company, threatened against, and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to form the basis of a Legal Action against, (i) the Company or any of its Material Subsidiaries or against any of their respective property or assets, at law or in equity, or (ii) any director or officer of the Company or any of its Material Subsidiaries or any employee of the Company or any of its Material Subsidiaries, in each case before or by any Governmental Entity.  Other than as set forth in the Company’s Public Disclosure Record as of the date of this Agreement or the Company Circular, neither the Company or any of its Material Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of the Company or any of its subsidiaries to conduct its business, in all material respects, as currently conducted, or that would materially impede the consummation of the transactions contemplated by this Agreement or the performance of the Company’s obligations under this Agreement.

(r)                                    Vote Required.

(i)                                   The only vote of holders of securities of the Company necessary (under the Company Organizational Documents, the CBCA, other applicable Laws or otherwise) to approve the Arrangement is, subject to any requirements of the Interim Order, the Required Vote.

(ii)                                There are no shareholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its subsidiaries is a party or, to the knowledge of the Company, with respect to any shares or other equity interests of the Company or any of its subsidiaries or any other contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any of its subsidiaries.

(s)                                  Brokers.  Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from, or to the reimbursement of any of its expenses by, the Company or any of its subsidiaries in connection with this Agreement or the Arrangement.  The Company has provided to Acquiror and Gerdau a correct and complete copy of all agreements relating to the arrangements between it and the Financial Advisor that are in effect at the date hereof and agrees not to amend the terms of the agreement between it and the Financial Advisor relating to the payment of fees and expenses without the prior written approval of the Acquiror, which consent may be withheld in the sole discretion of the Acquiror.

(t)                                    Prior Valuations.  The Company has provided to the Acquiror and Gerdau a copy of all prior valuations (within the meaning of MI 61-101) that have, to the knowledge of the Company, been made in the 24 months prior to the date hereof.

(u)                                 Co-Steel Share Loan Plan.  As of June 18, 2010, the Co-Steel Indebtedness Amount was C$282,378.27 and an aggregate of up to 29,471 Common Shares are required to be purchased pursuant to the Co-Steel Share Loan Plan.

3.2                                                                               Survival of Representations and Warranties

As of the date of this Agreement, neither the Acquiror nor Gerdau is aware of any fact that would or would reasonably be expected to render the representations or warranties made by the Company in this Agreement untrue or incorrect. Notwithstanding anything herein to the contrary, for purposes of the representations and warranties of the Company, the Acquiror and Gerdau are deemed to have knowledge of all information contained in the Company’s Public Disclosure Record as of the date of this Agreement. The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. This Section 3.2 shall not limit any covenant or agreement of the Company or any of its subsidiaries which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND GERDAU

4.1                                                                               Representations and Warranties of the Acquiror and Gerdau

Each of the Acquiror and Gerdau hereby represents and warrants to and in favour of the Company as follows, and acknowledges that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)           Organization and Qualification.  Each of Gerdau and the Acquiror is a corporation, company or other body corporate duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)           Authority Relative to this Agreement.  Each of the Acquiror and Gerdau has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by the Acquiror and Gerdau of the transactions contemplated by this Agreement have been duly authorized by the board of directors of each of Gerdau and the Acquiror, respectively, and no other corporate proceedings on the part of either Gerdau or the Acquiror are necessary to authorize the execution and delivery by it of this Agreement or any agreement ancillary hereto and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of the Acquiror and Gerdau and constitutes a legal, valid and binding obligation of each of the Acquiror and Gerdau enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)           No Violations.

(i)      None of the execution and delivery of this Agreement by the Acquiror or Gerdau, the consummation of the Arrangement by the Acquiror or compliance by the Acquiror or Gerdau with any of the provisions hereof will (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (1) the articles of incorporation, memorandum of association or articles of association or Laws governing the Acquiror or Gerdau or (2) any contract to which the Acquiror or Gerdau is a party, to which any of their respective properties or assets may be subject or by which any of them is bound and individually or in the aggregate would reasonably be expected to materially impair or delay the consummation of the Arrangement beyond the Outside Date or materially impair or delay the ability of the Acquiror or Gerdau to perform its obligations under this Agreement, or (B) violate any Law applicable to the Acquiror or Gerdau or any of their properties or assets in any material respect.

(ii)     Subject to obtaining the Interim Order and the Final Order, no Regulatory Approvals are required in connection with the execution and delivery of this Agreement by the Acquiror or Gerdau, the consummation of the Arrangement by the Acquiror or Gerdau or compliance by the Acquiror or Gerdau with any of the provisions hereof.

(d)           Financing.  The Acquiror has or will have at Closing sufficient cash available to enable it to satisfy the aggregate cash consideration payable by it for all of the

Common Shares to be acquired by it in accordance with the terms of the Plan of Arrangement.

4.2                                                                               Survival of Representations and Warranties

The representations and warranties of the Acquiror and Gerdau contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.  This Section 4.2 shall not limit any covenant or agreement of the Acquiror or Gerdau which, by its terms, contemplates performance after the Effective Time or date on which this Agreement is terminated, as the case may be.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1                                                                               Covenants of the Company Regarding the Conduct of Business

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Acquiror and Gerdau shall otherwise agree in writing (to the extent that such consent is permitted by applicable Law), or except as is otherwise expressly permitted or contemplated by this Agreement, or the Plan of Arrangement or as is otherwise required by applicable Law or Governmental Entity, or as required by the terms of any existing contract that is in effect as of the date of this Agreement, or, with respect to items (d) (except clauses (iv) and (vi) thereof), (e), (f), (g) and (h) of this Section 5.1, for actions taken in accordance with the Guidelines:

(a)           the business of the Company and its subsidiaries shall be conducted only, and the Company and its subsidiaries shall not take any action except, in the ordinary course of business, and the Company shall, and shall cause its subsidiaries and its and their representatives to, use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, liquidity, assets, properties, employees, goodwill and business relationships;

(b)           the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (i) amend its articles of incorporation, memorandum of association, articles of association or other comparable formation or organizational documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Common Shares owned by any person or the securities of any subsidiary owned by a person other than the Company, other than in the case of any subsidiary, any dividends payable to the Company or any other subsidiary of the Company; (iii) adjust, split, combine or reclassify its shares; (iv) issue, grant, sell or cause or, permit a Lien to be created on, or agree to issue, grant, sell or cause or permit a Lien to be created on any shares of the Company or its subsidiaries or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of the Company or any of its subsidiaries, other than (A) the issuance of Common Shares issuable pursuant to the terms of the outstanding Company Options and the

Longhi Employment Agreement, and (B) transactions between two or more of the Company’s wholly-owned subsidiaries or between the Company and its wholly-owned subsidiary; (v) redeem, purchase or otherwise acquire or subject to a Lien any of its outstanding securities or securities convertible into or exchangeable or exercisable for any such securities, unless otherwise required by the terms of such securities and other than in transactions between two or more of the Company’s wholly-owned subsidiaries or between the Company and its wholly-owned subsidiary; (vi) amend or modify the terms of any of its securities; (vii) adopt a plan of liquidation or resolution providing for the winding-up, liquidation or dissolution of the Company or any of its subsidiaries; or (viii) authorize or propose any of the foregoing, or enter into, modify or terminate any contract with respect to any of the foregoing;

(c)           the Company shall (i) comply in all material respects with the Guidelines and (ii) promptly notify Gerdau and the Aquiror in writing of any event occurring subsequent to the date of this Agreement or any breach of this Agreement by the Company that would reasonably be expected to result in either of the conditions set out in Section 8.2(a) or (b) not being satisfied;

(d)           the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (i) sell, pledge, lease, license, dispose of or cause or permit any material Liens to be created on any assets (including the shares of any subsidiary) of the Company or of any of its subsidiaries; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any property or enter into or extend any option to acquire, or exercise an option to acquire, any property or assets of any other person; (iii) incur any indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (iv) voluntarily repay any indebtedness other than debts owing to trade creditors that are repaid in the ordinary course of business; (v) make or commit to make capital expenditures; (vi) take any action that would cause any of the representations or warranties set forth in Article 3 to be untrue as of the date of this Agreement or would reasonably be expected to result in the condition set out in Section 8.2(b) not being satisfied; (vii) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities that were incurred in the ordinary course of business and are reflected or reserved against in the Company Financial Statements; (viii) waive, release, grant or transfer any rights of material value; (ix) enter into a new line of business; or (x) authorize or propose any of the foregoing, or enter into or modify any contract to do any of the foregoing;

(e)           the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly (i) enter into any contract with respect to the purchase, sale, disposition or development of any asset or property outside the ordinary course of business or that would impose payment or other obligations on the Company or any of its subsidiaries; (ii) enter into any contract or series of contracts resulting in a new contract or series of related new contracts that would result in any contract having a term in excess of 12 months and that would not be terminable by the Company or its subsidiaries upon notice of 60 days or less from the date of the relevant contract; (iii) enter into any contract that would limit or otherwise restrict the Company or any of its subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict the Acquiror, Gerdau or any of their respective affiliates or any of their successors, from engaging or competing in any line of business or in any geographic area; or (iv) waive, release or amend, in any material respect any contract of the type described in clause (ii) above;

(f)            other than as is necessary to comply with applicable Laws, or existing employee benefit plans or contracts, or, in the case of employees, off-cycle adjustments granted in the ordinary course of business or pursuant to arrangements that, prior to the date of this Agreement, have been disclosed to Gerdau and approved by the human resources committee of the Board, neither the Company nor any of its subsidiaries, in respect of any of their respective employees, shall (i) grant to any senior employee, officer or director of the Company or of any of its subsidiaries an increase in compensation in any form; (ii) grant any general salary increase or increase to benefits; (iii) take any action with respect to the grant of any severance or termination pay; (iv) enter into any employment, bonus, change of control, severance, deferred compensation or other similar agreement or amend any such existing agreement, with any employee, officer or director of the Company or any of its subsidiaries; (v) increase any benefits payable under its current severance or termination pay policies; or (vi) adopt or materially amend or make any contribution to any employee benefit plan or other similar plan, agreement, trust, fund or arrangement or take any action to accelerate any rights or benefits or fund or secure the payment of compensation or benefits under any employee benefit plan, or make any person a beneficiary of any retention or severance plan which would entitle such person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

(g)           the Company shall not, and shall not permit any of its subsidiaries to, make any loans, advances or capital contributions to, or investments in, or guarantees (other than performance guarantees on behalf of wholly-owned subsidiaries) to, any other person other than to wholly-owned subsidiaries, or make any loans to any officer, director or employee of the Company or any of its subsidiaries;

(h)           the Company shall not, and shall not permit any of its subsidiaries to, waive, release, assign, settle or compromise (i) any material Legal Action or any material claim or material liability or (ii) any Legal Action that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holder by the Company or any subsidiary or (B) adversely affects in any material respect the ability of the Company and the subsidiaries to conduct their business in a manner consistent with past practice.

5.2                                                                               Pre-Acquisition Reorganizations

(a)           Subject to the other terms of this Agreement, the Company agrees that, upon request by the Acquiror, the Company shall, and shall cause each of its subsidiaries to, use its commercially reasonable efforts to:

(i)      effect such reorganizations of its business, operations and assets and the integration of other affiliated businesses as the Acquiror may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and

(ii)     cooperate with the Acquiror and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they may most effectively be undertaken.

(b)           The Acquiror and Gerdau acknowledge and agree that the Pre-Acquisition Reorganizations shall (A) not materially impede, delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties); (B) not, in the opinion of the Company, acting reasonably, prejudice the Public Shareholders or the holders of the Awards; (C) not require the Company to obtain any additional approval of the Company Shareholders; or (D) not be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by the Acquiror and Gerdau that these actions could require the consent of third parties under applicable contracts and Governmental Entities.

(c)           The Acquiror shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 20 days prior to the anticipated Effective Date. Upon receipt of such notice, the Acquiror and the Company shall, at the expense of the Acquiror and Gerdau, work cooperatively and use commercially reasonable efforts to prepare, prior to the Effective Time, all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Reorganizations.

(d)           The Parties shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the day ending immediately prior to the Effective Date (but after Acquiror and Gerdau shall have waived or confirmed that all conditions to completion of the Arrangement in its favour, other than the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied or will be satisfied at the Effective Date), provided that no such Pre-Acquisition Reorganization will be made effective unless (i) it is reasonably certain, after consulting with the Company, that the Arrangement will become effective, (ii) such Pre-Acquisition Reorganization can be reversed or unwound without adversely affecting the Company or its subsidiaries in any material respect in the event the Arrangement does not become effective and this Agreement is terminated or (iii) the Company otherwise agrees, acting reasonably. If the Arrangement is not completed, the Acquiror will forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company and its subsidiaries in considering and effecting a Pre-Acquisition Reorganization and shall be responsible for any costs of the Company and its subsidiaries in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to termination of the Agreement at the Acquiror’s request. The obligation of the Acquiror to reimburse the Company for fees and expenses and to be responsible for costs as set out in this Section will be in addition to any other payment the Acquiror may be obligated to make hereunder and, notwithstanding anything to the contrary herein, shall survive termination of this Agreement.

(e)           The completion of the Pre-Acquisition Reorganizations, if any, shall not be a condition to the completion of the Arrangement.

5.3                                                                               Mutual Covenants Regarding the Arrangement

Subject to the provisions of this Agreement, each of the Parties shall, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, use all commercially reasonable efforts to perform all obligations required or desirable to be performed by them under this Agreement, co-operate with each other in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, each of the Parties shall:

(a)           use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder, as set forth in Article 8, to the extent the same is within its control, and to take or cause to be taken all other actions, and to do or cause to be done all other things, necessary, proper or advisable under all applicable Laws to consummate the Arrangement, including using all commercially reasonable efforts to: (i) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and (ii) co-operate with the other Parties in connection with the performance by it and its subsidiaries of their obligations hereunder;

(b)           not knowingly take or cause to be taken any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or any commercially reasonable action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement or to prevent or materially delay the consummation of the transactions contemplated hereby;

(c)           take all action within its control to ensure that the representations and warranties in Article 3, in the case of the Company, and Article 4, in the case of the Acquiror and Gerdau, remain true and correct as of the Effective Date as if such representations and warranties were made at and as of such date except to the extent such representations and warranties speak as of an earlier date;

(d)           both before and after the Effective Date, use all commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Parties’ legal counsel to permit the completion of the Arrangement;

(e)           use all commercially reasonable efforts to effect all necessary registrations, filings, requests and submissions of information required by Governmental Entities from such Party relating to the Arrangement;

(f)            use all commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings involving such Party or any of its affiliates challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(g)           promptly notify the other Parties of:

(i)

any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its representatives);

(ii)	any material communication from any Governmental Entity in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its representatives); and

(iii)	any Legal Action threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that is related to the Arrangement; and

(h)           subject to applicable Laws, the Acquiror and the Company shall use their commercially reasonable efforts to cause the Common Shares to be de-listed from the TSX and the NYSE and de-registered under the United States Securities Exchange Act of 1934, promptly, with effect immediately following the acquisition by the Acquiror of the Common Shares pursuant to the Plan of Arrangement.

5.4                                                                               Preparation of Filings

(a)           The Parties shall, as promptly as practicable hereafter, cooperate in the preparation of any documents deemed by any of the Parties to be necessary or advisable to discharge the Parties’ respective obligations under applicable Laws in connection with the Arrangement and all other matters contemplated by this Agreement.

(b)           The Parties shall co-operate in the preparation of presentations, if any, to the Public Shareholders regarding the Arrangement, and no Party shall issue any news release or otherwise make public statements with respect to this Agreement or the Arrangement without the consent of the other Parties (which shall not be unreasonably withheld or delayed). The Company shall not make any filing with any Governmental Entity or with the TSX or the NYSE with respect to the

Arrangement without prior consultation with the Acquiror, and neither the Acquiror nor Gerdau shall make any filing with any Governmental Entity or with the TSX or the NYSE with respect to the Arrangement without prior consultation with the Company; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making any such disclosure shall use all commercially reasonable efforts to give timely prior oral or written notice to the other Parties and reasonable opportunity for the other Parties to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing.

5.5                                                                               Access to Information

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing contracts (including the Confidentiality Agreement), the Company shall, and shall cause its subsidiaries and its and their respective Representatives to afford to Gerdau and its subsidiaries and its and their respective Representatives such access as Gerdau may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their respective officers, employees, agents, properties, offices, assets, books, records and contracts, and shall furnish Gerdau with such data (including financial and operating data) and information as Gerdau may reasonably request. The Parties acknowledge and agree that any information furnished pursuant to this Section 5.5 shall be subject to the terms and conditions of the Confidentiality Agreement.

5.6                                                                               Directors

(a)           Subject to confirmation that insurance coverage is maintained as contemplated by Section 5.7 and delivery by Acquiror and Gerdau of releases from all claims and potential claims in respect of the period prior to the Effective Time in favour of the directors, the Company shall obtain and deliver to the Acquiror at the Effective Time evidence reasonably satisfactory to Acquiror of the resignations effective immediately prior to the Effective Time of all of the directors of the Company designated by the Acquiror to the Company in writing at least five business days prior to the Effective Time.

(b)           Following the Effective Time, the Company will pay all amounts owing to the directors of the Company (subject to any required withholding tax remittances), including all amounts owed upon the redemption of deferred share units in accordance with the Director’s Plan. For purposes of such payments the redemption amount shall be deemed to be Acquisition Price.

5.7                                                                               Directors and Officers Insurance

(a)           Gerdau and the Acquiror hereby covenant and agree that all rights to indemnification or exculpation in favour of the current and former directors and officers of the Company and each of its subsidiaries provided in the current articles or by-laws (or the equivalent) of the Company and each of its subsidiaries, or in any agreement, and any directors’ and officers’ insurance now existing in favour of the directors and officers of the Company and each of its subsidiaries shall survive the completion of the Arrangement (or be replaced with substantially equivalent coverage from another provider of at least equivalent standing to the current provider) and shall continue in full force and effect (either directly or via run-off insurance or insurance provided by an alternative provider of at least equivalent standing to the current provider) for a period of not less than six years from the Effective Date and Gerdau and the Acquiror hereby undertake to ensure that this covenant shall remain binding upon their successor and assigns, provided that Gerdau and the Acquiror hereby will not be required to pay an annual premium in excess of 300% of the current annual premium payable in respect of the current directors’ and officers’ insurance in favour of the directors and officers of the Company and each of its subsidiaries.

(b)           The provisions of this Section 5.7 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, the Company confirms that it is acting as agent and trustee on their behalf.

5.8                                                                               Employees

From and after the Effective Time, the Acquiror and Gerdau shall honour and perform, or cause the Company to honour and perform, all of the obligations of the Company and any of its subsidiaries under employment and other agreements with current or former employees (including those arrangements approved by the human resources committee of the Board as contemplated in Section 5.1(f)); provided that no provision of this Section 5.8 shall give any employees of the Company or any of its subsidiaries any right to continued employment or impair in any way the right of the Company or any of its subsidiaries to terminate the employment of any employees.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1                                                                               Non-Solicitation

(a)           The Company shall, and shall direct and cause its Representatives and its subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any third party that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal, whether or not initiated by the Company, and, in connection therewith, the Company shall promptly request the return or destruction of all information provided to any third party that, at any time since January 1, 2010, has entered into a confidentiality or similar agreement with the Company relating to a potential Acquisition Proposal, to the extent that such information has not previously been returned or destroyed, and shall exercise all rights it has to require, ensure and confirm that such requests are honoured in accordance with the terms of such agreement.

(b)           Except as expressly provided in this Article 6, the Company shall not, and shall take all commercially reasonable efforts to ensure that it does not knowingly or intentionally authorize or permit any of its Representatives, its subsidiaries or its subsidiaries’ Representatives (excluding any nominees of Gerdau or its affiliates) to:

(i)

solicit, assist, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of the Company or any of its subsidiaries or entering into any contract) the initiation of any inquiries, proposals or offers regarding an Acquisition Proposal;

(ii)	engage or participate in or otherwise knowingly facilitate any discussions or negotiations with, or provide any information to, any third party regarding an Acquisition Proposal;

(iii)

withdraw, amend, modify or qualify in a manner adverse to the Acquiror or Gerdau, or propose publicly to withdraw, amend, modify or qualify in a manner adverse to the Acquiror or Gerdau, the approval of the Board and the Special Committee of the Arrangement or the recommendation of the Board and the Special Committee that the Public Shareholders vote in favour of the Arrangement Resolution;

(iv)

accept, approve, endorse or recommend or remain neutral with respect to, or propose publicly to approve, endorse or recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than two business days (such period, the “Acquisition Proposal Assessment Period”) following the formal announcement of such Acquisition Proposal shall not be considered to be in violation of this Section 6.1(b)(iv); or

(v)

accept or enter into, or publicly propose to accept or enter into, any contract (including any letter of intent or agreement in principle) in respect of or in any way related to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.1(d)) or requiring the Company to abandon, terminate or fail to consummate the Arrangement.

(c)           The Company shall not, and shall not authorize or permit any of its subsidiaries or its or their Representatives to, directly or indirectly, amend, modify or release any third party from any confidentiality agreement, standstill agreement or standstill provisions contained in any agreement to which it is a party, and shall strictly enforce the terms thereof except to allow such party to propose or consummate an Acquisition Proposal that is or is reasonably likely to result in a Superior Proposal.

(d)                                 Notwithstanding Section 6.1(a) and any other provision of this Agreement, the Board shall, prior to the approval of the Arrangement Resolution by the Company Shareholders, be permitted to participate in discussions or negotiations with, or furnish information to, any person in response to an unsolicited bona fide written Acquisition Proposal delivered by such person to the Company after the date hereof if, and only to the extent that:

(i)	the Company has complied with all other requirements of this Section 6.1 in all respects;

(ii)

the Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that the Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal;

(iii)

prior to entering into any discussions or negotiations with, or furnishing any information to such person, the Board has received from such person an executed confidentiality agreement having substantially the same terms as the Confidentiality Agreement and, taken as a whole, being no less favourable to the Company than the Confidentiality Agreement, and which includes a “standstill” provision that restricts such person and its affiliates from announcing or initiating an Acquisition Proposal that has not been approved by the Special Committee for a period of not less than 12 months from the date of such confidentiality agreement, and the Acquiror has been provided with a copy of such confidentiality agreement and the Acquiror is provided promptly with a list of, or in the case of information that was not previously made available to the Acquiror, copies of, any information provided to such person.

(e)                                  The Company shall promptly (and in any event within 48 hours of receipt by the Company) notify the Acquiror, at first orally and then in writing, of all inquiries proposals, offers relating to or constituting an Acquisition Proposal, all requests for discussions or negotiations relating to an Acquisition Proposal and all requests for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries in connection with an Acquisition Proposal, in each case received on or after the date hereof, of which it or any of its subsidiaries, or any of its or their Representatives, is or becomes aware, or any amendments to any of the foregoing. Such notice shall include a description of the material terms and conditions of any such Acquisition Proposal or such inquiry, proposal, offer or request, the identity of the person making such Acquisition Proposal or such inquiry, proposal, offer or request, a copy of such inquiry, proposal, offer or request and all written communications related thereto and provide such other details of the inquiry, proposal, offer or request as the Acquiror may reasonably request. The Company shall use commercially reasonable efforts to keep Acquiror fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal, offer or request and will respond promptly to all inquiries by the Acquiror with respect thereto.

(f)                                    Nothing contained in this Section 6.1 shall prohibit the Board from making any disclosure prior to the Effective Time if, the Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such disclosure is necessary for the Board to act in a manner consistent with its fiduciary duties or is otherwise required under applicable Law, provided that the Board may amend, modify or withdraw its approval or recommendation of the Arrangement only in accordance with Section 6.2.

(g)                                 The Company shall at all times ensure that its subsidiaries and its and its subsidiaries’ Representatives are aware of the provisions of this Section 6.1, and it will be responsible for any breach of this Section 6.1 by such subsidiaries and Representatives.

6.2                                                                               Right to Accept a Superior Proposal and Right to Match

(a)                                  Prior to the approval of the Arrangement Resolution by the Required Vote, notwithstanding Section 6.1, the Board and the Special Committee may amend, modify or withdraw their approval or recommendation of the Arrangement and accept, approve, recommend or enter into any agreement relating to an Acquisition Proposal if, and only to the extent that:

(i)	the Company has complied with all applicable requirements of Section 6.1 and Section 6.2;

(ii)	the Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that the Acquisition Proposal constitutes a Superior Proposal;

(iii)

the Company has provided the Acquiror with notice in writing that there is a Superior Proposal, together with all documentation related to and detailing the Superior Proposal as required under Section 6.1(e), including a copy of any proposed agreement relating to such Superior Proposal, in each case at least five business days prior to the date on which the Board proposes to accept, approve, recommend or enter into any agreement relating to such Superior Proposal;

(iv)

five business days shall have elapsed from the later of the date on which the Acquiror received the notice and documentation referred to in Section 6.2(a)(iii) from the Company in respect of the Superior Proposal and the date the Acquiror received notice of the Company’s proposed determination to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal (the “Match Period”) and, if the Acquiror and/or Gerdau has proposed to amend the terms of the transactions contemplated in this Agreement and the Arrangement in accordance with Section 6.2(b), the Board (after receiving advice from its financial advisor and outside legal counsel) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the amendment to the terms of this Agreement and the Arrangement proposed by the Acquiror and/or Gerdau; and

(b)                                 During each Match Period, or such longer period as the Company may approve for such purpose, the Acquiror and Gerdau shall have the right, but not the obligation, to offer to amend the terms of the transactions contemplated in this Agreement and the Arrangement, and the Company shall co-operate with the Acquiror and Gerdau with respect thereto, including negotiating in good faith with the Acquiror and Gerdau to enable the Acquiror and Gerdau to make such adjustments to the terms and conditions of this Agreement and the Arrangement as the Acquiror and/or Gerdau deems appropriate and as would enable the Acquiror and Gerdau to proceed with the Arrangement and the transactions contemplated in this Agreement on such adjusted terms. The Board shall review any proposal by the Acquiror and/or Gerdau to amend the terms of the transactions contemplated in this Agreement and the Arrangement in order to determine, in good faith in the exercise of its fiduciary duties, whether the Acquiror’s and/or Gerdau’s proposal to amend the transactions contemplated by this Agreement and the Arrangement would, upon acceptance by the Company, result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the transactions contemplated by this Agreement and the Arrangement. If the Board so determines, it will promptly enter into an amended agreement with the Acquiror and/or Gerdau reflecting the amended proposal.

(c)                                  Where the Company has provided the Acquiror notice pursuant to 6.2(a)(iii) and the Company Meeting is scheduled to be held prior to the expiry of the Match Period and the Acquiror requests in writing that the Company Meeting proceed, the Company shall continue to take all reasonable steps necessary to hold the Company Meeting and to cause the Arrangement Resolution to be voted on at the Company Meeting or, alternatively, if directed to do so by the Acquiror, the Company shall postpone or adjourn the Company Meeting as directed by the Acquiror to a date designated by the Acquiror (which shall not be later than 20 days after the scheduled date of the Company Meeting or any previous postponement or adjournment thereof), and the Board shall waive the proxy-cut off time if requested to do so by the Acquiror and shall, in the event that the Acquiror and the Company amend the terms of this Agreement or the Arrangement pursuant to Section 7.5 ensure that the details of such amended Agreement or Arrangement are communicated to the Company Shareholders prior to the resumption of the postponed or adjourned Company Meeting.

(d)                                 The Board shall promptly (and in any event within two business days) reaffirm its recommendation of the Arrangement by news release after any Acquisition Proposal is publicly announced or made and (i) the Board determines that the Acquisition Proposal is not a Superior Proposal; or (ii) the Board determines that a proposed amendment to the terms of transactions contemplated by this Agreement and the Arrangement would result in the Acquisition Proposal not being a Superior Proposal. The Acquiror and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such news release and all reasonable comments made by the Acquiror and its counsel shall be accepted and incorporated into such news release. Without limiting the generality of the foregoing, such news release shall (i) include a description of the approval of the Board and the Special Committee of the Arrangement and the recommendation of the Board and the Special Committee that the Company Shareholders vote in favour of the Arrangement Resolution, and (ii) state that the Board has determined that the Acquisition Proposal is not a Superior Proposal.

(e)                                  Each successive modification of any Acquisition Proposal will constitute a new Acquisition Proposal for purposes of Section 6.1 and the requirement under Section 6.2(a)(iv) to initiate a new Match Period.

(f)                                    Nothing contained in this Agreement shall limit in any way the obligation of the Company to convene and hold the Company Meeting in accordance with Article 2 unless this Agreement is terminated in accordance with its terms.

6.3                                                                               Agreement as to Damages

Notwithstanding any other provision relating to the payment of fees or expenses, including the payment of brokerage fees, the Company shall pay, or cause to be paid, to the Acquiror (or as directed by the Acquiror) by wire transfer of immediately available funds an amount equal to $40 million (the “Termination Fee”) if:

(a)                                  the Acquiror or Gerdau shall have terminated this Agreement pursuant to Section 7.2(c)(i) or Section 7.2(c)(iii), in which case payment shall be made within two business days of such termination; or

(b)                                 (A) after the date hereof and prior to the Company Meeting, a bona fide Acquisition Proposal shall have been made or proposed to the Company or otherwise, or publicly announced, or a person shall have publicly announced an intention to do so (which has not been withdrawn), and (B) the Required Vote is not obtained prior to the Outside Date and (C) within one year after the date of the termination of the Agreement either (1) the Company or any of its subsidiaries enters into a contract providing for the implementation of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above and whether or not such Acquisition Proposal is completed), in which case payment shall be made prior to the Company entering into such contract, or (2) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) is consummated, in which case payment shall be within two business days following the consummation of such Acquisition Proposal.

6.4                                                                               Expense Reimbursement

Notwithstanding any other provision of this Agreement relating to the payment of fees or expenses, if this Agreement is terminated by the Company pursuant to Section 7.2(d), the Acquiror or Gerdau shall pay to the Company by wire transfer of immediately available funds the reasonable documented expenses of the Company incurred in connection with the transactions contemplated hereby up to a maximum aggregate amount of $5 million, such payment to be made within two business days of such termination.

6.5                                                                               Liquidated Damages, Injunctive Relief and No Liability of Others

The Parties acknowledge that the payment of the Termination Fee set out in Section 6.3 is the payment of liquidated damages that are a genuine pre-estimate of the damages the Acquiror and Gerdau will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and is not a penalty. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the right to receive payment of the amount determined pursuant to Section 6.3, in the manner provided therein, is, where such amount has been paid in full, the sole monetary remedy of the Acquiror and Gerdau in respect of the event giving rise to such payment, other than the right to injunctive relief in accordance with Section 9.6 to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.  There shall be no liability of any shareholder or any Representative of the Acquiror or Gerdau or any of their respective affiliates (other than the Acquiror or Gerdau), whether to the Company or any other person (including any shareholder or Representative thereof) in connection with any liability or other obligation of the Acquiror or Gerdau hereunder or otherwise in connection with the transactions contemplated hereby.  For greater certainty, the Parties acknowledge that the Company shall not be obligated to make more than one payment pursuant to Article 6.

ARTICLE 7

TERM, TERMINATION, AMENDMENT AND WAIVER

7.1                                                                               Term

This Agreement shall be effective from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

7.2                                                                               Termination

(a)                                  Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Parties.

(b)                                 Termination By Any Party. This Agreement may be terminated by any Party at any time prior to the Effective Time if:

(i)      the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 7.2(b)(i) shall not be available to any Party if the failure of the Effective Time to occur by such date is the result of the material breach of, or failure to fulfill, any of such Party’s obligations under this Agreement;

(ii)     the Required Vote is not obtained at the Company Meeting (or any adjournment or postponement thereof); or

(iii)    after the date hereof, there shall be enacted or made any applicable Law (or any applicable Law shall have been amended) that makes consummation of the Arrangement illegal or that prohibits or otherwise restrains the Company and the Acquiror from consummating the Arrangement.

(c)                                  Termination By Acquiror or Gerdau. This Agreement may be terminated by Acquiror or Gerdau at any time prior to the Effective Time if:

(i)                  the Board or the Special Committee shall have:

(A)          withdrawn, qualified, amended or modified, or proposed publicly to withdraw, qualify, amend or modify, in a manner adverse to the Acquiror or Gerdau, its approval of the Arrangement or its recommendation that the Public Shareholders vote in favour of the Arrangement Resolution (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal following the public announcement thereof during the related Acquisition Proposal Assessment Period shall not be considered an adverse modification);

(B)           approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal;

(C)           failed to reaffirm its approval of the Arrangement or its recommendation that the Public Shareholders vote in favour of the Arrangement Resolution as and when required under this Agreement or within two business days of being requested to do so by the Acquiror;

(ii)     subject to Section 7.3, and provided that neither the Acquiror nor Gerdau is then in material breach of its obligations under this Agreement:

(A)          any representation or warranty of the Company under this Agreement is untrue, or incorrect or shall have become untrue or incorrect, in either case such that the condition contained in Section 8.2(b) would be incapable of satisfaction; or

(B)           the Company is in default of a covenant or obligation hereunder (other than Section6.1 or Section 6.2) such that the condition contained in Section 8.2(a) would be incapable of satisfaction;

(iii)            the Company breaches any of its covenants or agreements in Section 6.1 or Section 6.2.

(d)                                 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time if, subject to Section 7.3, and provided that the Company is not then in material breach of its obligations under this Agreement:

(i)

any representation or warranty of the Acquiror or Gerdau under this Agreement is untrue or incorrect, or shall have become untrue or incorrect, in either case such that the condition contained in Section 8.3(b) would be incapable of satisfaction; or

(ii)	the Acquiror or Gerdau is in default of a covenant or obligation hereunder such that the condition contained in Section 8.3(a) would be incapable of satisfaction.

7.3                                                                               Notice and Cure Provisions

(a)                                  Each of the Acquiror and the Company shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would reasonably be expected to:

(i)	cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder prior to the Effective Time.

(b)                                 The Acquiror and Gerdau may not exercise their right to terminate this Agreement pursuant to Section 7.2(c) and the Company may not exercise its right to terminate this Agreement pursuant to Section 7.2(d) unless the Party seeking to terminate the Agreement shall have delivered a written notice to the other Party or Parties specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the termination right.  If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may exercise such termination right, until the earlier of (i) the Outside Date, and (ii) the date that is 10 business days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the Company Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein). If such notice has been delivered prior to the filing of the Articles of Arrangement with the Director pursuant to Section 2.7, such filing shall be postponed until two business days after the expiry of such period.

7.4                                                                               Effect of Termination

If this Agreement is terminated in accordance with Section 7.2, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations or liability hereunder except as provided in Sections 2.4(b), 2.5(d), 2.9, 2.10, 5.2, 5.6, 5.7, 5.8, 6.3, 6.4, 6.5 9.1, 9.2, 9.3, 9.7, 9.9, 9.11, 9.12 and this Section 7.4 and the Confidentiality Agreement and as otherwise expressly contemplated hereby.  Nothing in this Section 7.4 shall relieve any Party of liability for any breach of this Agreement prior to its termination.

7.5                                                                               Amendment

(a)                                  Subject to Section 7.5(b), this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

(i)	change the time for performance of any of the obligations or acts of the Parties;

(ii)	modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(iii)	modify any of the conditions precedent referred to in Article 8 or any of the covenants herein contained or modify performance of any of the obligations of the parties.

(b)                                 The Company agrees to amend the Plan of Arrangement at any time prior to the Effective Time to include such other terms and conditions determined to be necessary or desirable by the Acquiror, provided that the Plan of Arrangement shall not be amended in any manner which has the effect of reducing the aggregate consideration payable under the Arrangement or which is otherwise materially prejudicial to the Public Shareholders.

7.6                                                                               Waiver

The Company and the Acquiror may:

(a)                                  waive, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto,

(b)                                 extend the time for the performance of any of the obligations or acts of the other Parties;

(c)                                  waive any of the covenants herein contained for their respective benefit or waive any of the obligations of the other hereto;

(d)                                 waive the fulfillment of any condition to its own obligations contained herein, only to the extent the fulfillment of such condition is intended for its benefit provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 8

CONDITIONS

8.1                                                                               Mutual Condition Precedents

The obligations of the Parties to complete the Arrangement are subject to the satisfaction or waiver by the Parties on or before the Effective Date of each of the following conditions, which are for the mutual benefit of each of the Acquiror and the Company and which may only be waived, in whole or in part, by the mutual consent of each of the Acquiror and the Company:

(a)                                  the Interim Order shall have been obtained in form and substance satisfactory to each of the Acquiror and the Company, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either the Acquiror or the Company, each acting reasonably, on appeal or otherwise;

(b)                                 the Arrangement Resolution, in form and substance acceptable to the Acquiror and the Company, acting reasonably, shall have been approved at the Company Meeting by not less than the Required Vote, in accordance with the Interim Order;

(c)                                  the Final Order shall have been obtained in form and substance satisfactory to each of the Acquiror and the Company, acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either the Acquiror or the Company, each acting reasonably, on appeal or otherwise;

(d)                                 no (i) applicable Law shall be in effect (and no applicable Law shall have been amended) or (ii) Legal Action by a Governmental Entity shall be commenced or be pending or threatened in writing that, in either case, (A) makes consummation of the Arrangement illegal, (B) prohibits, enjoins or otherwise restrains (whether temporarily or permanently) the Company and the Acquiror from consummating the Arrangement or would materially delay the completion of the Arrangement, (C) if the Arrangement were consummated, would reasonably be expected to cause Company Material Adverse Effect or (D) seeks to prohibit or limit the ownership or operation by Gerdau or the Acquiror of any material portion of the business or assets of the Company or to compel Gerdau or the Acquiror or any of their affiliates to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries as a result of the Arrangement; and

(e)                                  this Agreement shall not have been terminated in accordance with its terms.

8.2                                                                               Additional Conditions Precedent to the Obligations of the Acquiror and Gerdau

The obligation of the Acquiror and Gerdau to complete the Arrangement shall be subject to the satisfaction or waiver by the Acquiror, on or before the Effective Date, of each of the following conditions, which are for the exclusive benefit of the Acquiror and Gerdau and which may only be waived, in whole or in part, by the Acquiror and Gerdau:

(a)                                  all covenants of the Company under this Agreement to be performed on or before the Effective Date shall have been duly performed by the Company in all material respects, except for the covenants set forth in Section 5.1(b) and Section 5.1(d)(iv) which shall have been duly performed by the Company in all respects, and the Company shall have provided the Acquiror and Gerdau with a certificate, addressed to the Acquiror and Gerdau and dated as of the Effective Date, signed on behalf of the Company by two of its senior executive officers certifying such performance as of the Effective Date;

(b)                                 disregarding any Company Material Adverse Effect or materiality qualifiers contained therein, the Non-Core Representations shall be true and correct in all respects as of the Effective Time with the same force and effect as if made on and as of the Effective Date (except (i) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (ii) as affected by this Agreement), except to the extent that any inaccuracy in any of the Non-Core Representations individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.  The Core Representations shall be true and correct in all respects as of the Effective Time with the same force and effect as if made on the Effective Date (except (i) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (ii) as affected by this Agreement).  The Company shall have provided the Acquiror and Gerdau with a certificate, addressed to the Acquiror and Gerdau and dated as of the Effective Date, signed on behalf of the Company by two of its senior executive officers certifying such accuracy as of the Effective Date;

(c)                                  between the date hereof up to and including the Effective Date, there shall not have occurred any Company Material Adverse Effect or any event or occurrence that would reasonably be expected to have a Company Material Adverse Effect; and

(d)                                 the aggregate number of Common Shares held, directly or indirectly, by Public Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed 5% of the outstanding Common Shares.

8.3                                                                               Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement shall be subject to the satisfaction or waiver by the Company on or before the Effective Date of each of the following conditions, which are for the exclusive benefit of the Company and which may only be waived, in whole or in part, by the Company:

(a)                                  all covenants of the Acquiror and Gerdau under this Agreement to be performed on or before the Effective Date shall have been duly performed by the Acquiror and Gerdau in all material respects, and the Acquiror shall have provided the Company with a certificate, addressed to the Company and dated as of the Effective Date, signed on behalf of the Acquiror by two of its senior executive officers certifying such performance as of the Effective Date; and

(b)                                 the representations and warranties of the Acquiror and Gerdau set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and all other representations and warranties of the Acquiror and Gerdau set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (except (i) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (ii) as affected by this Agreement), and the Acquiror shall have provided the Company with a certificate, addressed to the Company and dated as of the Effective Date, signed on behalf of the Acquiror by two of its senior executive officers certifying such accuracy as of the Effective Date.

ARTICLE 9
GENERAL PROVISIONS

9.1                                                                               Public Notices

All public notices to third parties and all other publicity concerning the Arrangement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed, except to the extent that the Party making such notice is required to do so by applicable Laws in circumstances where prior consultation with the other Parties is not practicable, provided concurrent notice to the other Parties is provided.

9.2                                                                               Notices to Parties

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by a Party by notice to the others given in accordance with these provisions):

(a)                                  if to the Acquiror or Gerdau:

Gerdau S.A.

Av. Farrapos, 1811

Porto Alegre, RS

CEP: 90220-005

Attention:  Osvaldo Schirmer and Expedito Luz

Facsimile:  55-51-3323-2288

E-Mail:  osvaldo.schirmer@gerdau.com.br / expedito.luz@gerdau.com.br with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY  10017-3954

Attention:  Alan Klein

Facsimile:  (212) 455-2000

E-Mail:  aklein@stblaw.com

- and -

Goodmans LLP

Suite 3400, 333 Bay Street

Toronto, Ontario  M5H 2S7

Attention:  Jonathan Lampe and Michael Partridge

Facsimile: (416) 979-1234

E-Mail:  jlampe@goodmans.ca / mpartridge@goodmans.ca

(b)                                 if to the Company:

4221 W. Boy Scout Boulevard

Suite 600

Tampa, Florida  33631

United States of America

Attention:  Barbara R. Smith and Robert E. Lewis

Facsimile:  (813) 207-2251

Email:  basmith@gerdauameristeel.com / rlewis@gerdauameristeel.com with a copy to (which shall not constitute notice):

Torys LLP

79 Wellington Street West, Suite 3000

Box 270, TD Centre

Toronto, Ontario M5K 1N2

Attention:  Karrin Powys-Lybbe and John Emanoilidis

Facsimile:  (416) 865-7380

Email:  kpowys-lybbe@torys.com / jemanoilidis@torys.com

9.3                                                                               Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of

Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement.

9.4                                                                               Further Assurances

Each Party shall use all commercially reasonable efforts do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments as reasonably required by any other Party as necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

9.5                                                                               Expenses

Except as otherwise specifically provided in this Agreement (including Section 2.4(b), 2.5(d), 5.2, 6.2, 6.3 and 6.4), each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement, and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other costs and expenses incurred.

9.6                                                                               Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

9.7                                                                               Consent

Where a provision of this Agreement requires an approval or consent by a Party to this Agreement and written notification of such approval or consent is not delivered within the applicable time in accordance with this Agreement (except as otherwise expressly provided herein or where the Parties have mutually agreed to extend the time for the provision of such written notification), then the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

9.8                                                                               Entire Agreement

This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. There are no other covenants, agreements, representations, warranties, conditions, whether direct or collateral, express or implied, that form part of or affect this Agreement except as otherwise provided in this Agreement.  The execution of this Agreement has not been induced by, nor do any of the Parties rely upon or regard as material, any representations, promises, agreements or statements not incorporated into this Agreement including any documents or information in any due diligence examinations and data reviews. This Agreement shall not be amended, added to or qualified except by written agreement signed by all of the Parties.

9.9                                                                               Assignment and Enurement

Each of the Acquiror and Gerdau may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, their respective affiliates, provided that if such assignment and/or assumption takes place, the Acquiror and/or Gerdau, as the case may be, shall continue to be liable jointly and severally with such subsidiary or affiliate, as the case may be, for all of its obligations hereunder. This Agreement shall not be otherwise assignable by any Party without the prior written consent of the other Parties hereto. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

9.10                                                                        Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.11                                                                        Waiver

Except as otherwise expressly set forth herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement, at any other time.

9.12                                                                        No Third Party Beneficiaries

Except as provided in Sections 2.10, 5.6, 5.7 and 5.8, and except for the rights of the Company Shareholders to receive the consideration for their Common Shares following the Effective Time pursuant to the Arrangement, which rights are hereby acknowledged and agreed by the Acquiror, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement. The Acquiror appoints the Company as the trustee for the directors, officers and employees of the Company and its subsidiaries of the covenants of the Acquiror and Gerdau with respect to those individuals as specified in Sections 2.10, 5.6, 5.7 and 5.8 of this Agreement and the Company accepts such appointment.

9.13                                                                        Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

IN WITNESS WHEREOF Gerdau, Acquiror and the Company have caused this Agreement to be executed as of the date first written above.

GERDAU S.A.

By:	/s/ Osvaldo Burgos Schirmer
	Name:	Osvaldo Burgos Schirmer
	Title:	Vice President

GERDAU STEEL NORTH AMERICA INC.

By:	/s/ Osvaldo Burgos Schirmer
	Name:	Osvaldo Burgos Schirmer
	Title:	Director

GERDAU AMERISTEEL CORPORATION

By:	/s/ Robert E. Lewis
	Name:	Robert E. Lewis
	Title:	Vice President, General Counsel
and Corporate Secretary

SCHEDULE A
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Plan of Arrangement, the following words, terms and expressions (and all grammatical variations thereof) shall have the following meanings:

“Acquiror” means Gerdau Steel North America Inc., a corporation governed by the laws of Canada, and any successor corporation thereto;

“Acquisition Price” means cash consideration of $11.00 per Common Share;

“Arrangement” means the arrangement involving Gerdau, the Acquiror and the Company under the provisions of Section 192 of the CBCA, on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with applicable provisions of the Arrangement Agreement, the applicable provisions of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Gerdau, the Acquiror and the Company;

“Arrangement Agreement” means the arrangement agreement dated June 29, 2010 among Gerdau, the Acquiror and the Company, including all schedules and exhibits and all instruments supplementing, amending, modifying, restating or otherwise confirming the Arrangement Agreement, in each case in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of the Company Shareholders to be considered and, if thought fit, passed by the Company Shareholders at the Company Meeting, to be in substantially the form and content of Schedule “B” to the Arrangement Agreement, with such changes as may be agreed to by the Acquiror and the Company, each acting reasonably;

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement issued pursuant to Section 192(7) of the CBCA;

“Common Shares” means the common shares in the capital of the Company;

“Company” means Gerdau Ameristeel Corporation, a corporation governed by the laws of Canada;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Arrangement Agreement and the Interim Order for the purpose of considering and, if thought fit, approving, the Arrangement Resolution;

“Company Shareholders” means the holders of the Common Shares;

“Court” means the Ontario Superior Court of Justice;

“Depositary” means CIBC Mellon Trust Company, or such other person as is appointed to act as depositary for the purposes of the Arrangement by the Company and the Acquiror, each acting reasonably;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article 4;

“Dissenting Shareholder” means a Company Shareholder who exercises Dissent Rights in respect of the Arrangement in strict compliance with the procedures for exercising Dissent Rights described in Article 4 and does not withdraw such dissent prior to the Effective Time;

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such later time on the Effective Date as the Acquiror may designate in writing prior to the Effective Date;

“Final Order” means the final order of the Court under section 192 of the CBCA, in a form acceptable to the Company and the Acquiror, acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Acquiror, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Acquiror, each acting reasonably) on appeal;

“Gerdau” means Gerdau S.A., a corporation governed by the laws of Brazil, and any successor corporation thereto;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“holders” means, when used with reference to the Common Shares, the registered holders of the Common Shares as shown in the register maintained by or on behalf of the Company in respect of the Common Shares;

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“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.3 of the Arrangement Agreement, in a form acceptable to the Company and the Acquiror, acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court (with the consent of both the Company and the Acquiror, each acting reasonably);

“Letter of Transmittal” means the letter of transmittal sent by the Company to holders of Common Shares for use in connection with the Arrangement;

“Liens” means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status; and

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with the provisions of this Plan of Arrangement, the applicable provisions of the Arrangement Agreement or made at the direction of the Court in the Final Order with the consent of the Acquiror and the Company, each acting reasonably;

1.2                               Definitions in Arrangement Agreement

All terms used in this Plan of Arrangement that are not defined in Section 1.1 or elsewhere herein and that are defined in the Arrangement Agreement shall have the respective meanings specified in the Arrangement Agreement.

1.3                               Certain Rules of Interpretation

In this Plan of Arrangement:

(a)                                  Time. Time is of the essence in and of this Plan of Arrangement.

(b)                                 Calculation of Time. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

(c)                                  Business Days. Whenever any action to be taken or payment to be made pursuant to this Plan of Arrangement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(d)                                 Currency. Unless otherwise specified, all references to amounts of money in this Plan of Arrangement refer to the lawful currency of the United States.

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(e)                                  Headings. The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Plan of Arrangement into Articles and Sections and the insertion of a table of contents shall not affect the interpretation of this Plan of Arrangement.

(f)                                    Plurals and Genders. The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Plan of Arrangement to such persons or circumstances as the context otherwise permits.

(g)                                 Statutory References. Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

ARTICLE 2
BINDING EFFECT

2.1                               Binding Effect

This Plan of Arrangement shall become effective at the Effective Time and, at and after the Effective Time, shall be binding on:

(a)                                  the Company;

(b)                                 Gerdau;

(c)                                  the Acquiror;

(d)                                 the Company Shareholders (including all Dissenting Shareholders) and beneficial owners of Common Shares;

(e)                                  the holders of all Awards; and

(f)                                    the participants of the Co-Steel Share Loan Plan..

in each case without any further authorization, act or formality on the part of any person, except as expressly provided herein.

ARTICLE 3
THE ARRANGEMENT

3.1                               Arrangement

At the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further authorization, act or formality on the part of any person:

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(a)                                 the Longhi LTIP Shares held in the Executive Long Term Incentive Plan Trust shall revert to the Company for no consideration and be cancelled and Gerdau shall deposit to the Executive Long Term Incentive Plan Trust that number of ADSs equal to the number of Longhi LTIP Shares held in the Executive Long Term Incentive Plan Trust multiplied by the Exchange Ratio in substitution therefore and shall, in the future, deposit additional ADSs to the Executive Long Term Incentive Plan Trust based on the number of Common Shares that are required to be delivered to the Executive Long Term Incentive Plan Trust multiplied by the Exchange Ratio;

(b)                                 the Common Shares held by each Dissenting Shareholder shall be deemed to be transferred (free and clear of any Liens) to the Acquiror, and:

(i)	the Acquiror shall be obligated to pay such Dissenting Shareholder the amount determined in accordance with Section 4.1 for such Common Shares;

(ii)

such Dissenting Shareholder shall cease to be the holder of such Common Shares and shall cease to have any rights as a holder of such Common Shares, other than the right to be paid the amount determined in accordance with Section 4.1 for such Common Shares;

(iii)	such Dissenting Shareholder’s name shall be removed as the holder of such Common Shares from the register of Common Shares maintained by or on behalf of the Company; and

(iv)

the Acquiror shall be deemed to be the holder of such Common Shares (free and clear of any Liens) and shall be entered as the holder of such Common Shares in the register of Common Shares maintained by or on behalf of the Company;

(c)                                  each Common Share (other than Common Shares held by (i) Dissenting Shareholders and (ii) Gerdau and its subsidiaries) shall be transferred (free and clear of all Liens) by the holder thereof to the Acquiror and:

(i)	the Acquiror shall, subject to Article 5, be obligated to pay such holder an amount of cash equal to the Acquisition Price in exchange for each Common Share transferred;

(ii)

such holder shall cease to be the holder of such Common Shares and shall cease to have any rights as a holder of such Common Shares, other than the right, subject to Article 5, to receive the amount of cash that such holder is entitled to receive in exchange for such Common Shares in accordance with Section 3.1(c)(i), in each case less any amounts required to be withheld, in accordance with Section 5.4;

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(iii)	such holder’s name shall be removed as the holder of such Common Shares from the register of Common Shares maintained by or on behalf of the Company; and

(iv)

the Acquiror shall be deemed to be the holder of such Common Shares (free and clear of any Liens) and shall be entered as the holder of such Common Shares in the register of Common Shares maintained by or on behalf of the Company;

(d)                                 new equity based compensation plans shall be adopted by Gerdau with terms in all respects the same as the Company Equity Plans;

(e)                                  the LTIP shall be amended with respect to SARs and Phantom Shares held by Canadian Awardholders and the SAR Plan and the SIS Plan shall be amended with respect to SARs held by Canadian Awardholders to provide that such Phantom Shares and SARs will be based on ADSs;

(f)                                   each outstanding Phantom Share granted under the LTIP and held by a Canadian Awardholder shall be amended to provide that such Phantom Shares will be in respect of ADSs with the number of Phantom Shares adjusted using the Exchange Ratio;

(g)                                  each outstanding SAR granted under the SAR Plan, the SIS Plan and the LTIP and held by a Canadian Awardholder shall be amended to provide that such SARs will be in respect of ADSs with both the number and base price of SARs adjusted using the Exchange Ratio;

(h)                                 each outstanding PSU and RSU, and each Phantom Share held by a U.S. Awardholder shall be cancelled and Gerdau shall grant, in exchange for each such award, a new restricted share unit, performance share unit, or phantom share, as applicable, on the same terms and conditions, mutatis mutandis, as the cancelled PSUs, RSUs, and Phantom Shares but in respect of ADSs, with the number of such PSUs, RSUs and Phantom Shares adjusted using the Exchange Ratio;

(i)                                     each outstanding Option and SAR (other than the SARs held by Canadian Awardholders under the SAR Plan, the SIS Plan and the LTIP) shall be cancelled and Gerdau shall grant, in exchange for each such award, a new option or share appreciation right, as applicable, having the same vesting date, expiry date and other terms and conditions, mutatis mutandis, as the cancelled Options and SARs but in respect of ADSs, with both the number of Options and SARs and the exercise price or base price of the Options and SARs adjusted using the Exchange Ratio;

(j)                                    the Co-Steel Share Loan Plan, the Company Equity Plans other than the LTIP, the SAR Plan and the SIS Plan shall be cancelled;

(k)                                 the Directors Plan shall be cancelled and the Company shall redeem each outstanding DSU for consideration equal to the Acquisition Price;

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(l)                                     the Longhi Employment Agreement shall be amended such that (a) Gerdau will assume the obligation under the Longhi Employment Agreement to provide ADSs, and (b) all references to Common Shares contained therein are amended to refer to ADSs with the number of Common Shares adjusted using the Exchange Ratio;

(m)                             each participant in the Co-Steel Share Loan Plan shall have his or her employee loan under the Co-Steel Share Loan Plan become immediately due and payable and shall be entitled to:

(i)

if such participant’s Co-Steel Indebtedness Amount is less than such participant’s Co-Steel Cash Amount as at the Effective Time, receive a cash amount equal to (A) the Co-Steel Cash Amount for such participant less (B) the Co-Steel Indebtedness Amount for such participant; or

(ii)

if such participant’s Co-Steel Indebtedness Amount is greater than the participant’s Co-Steel Cash Amount as at the Effective Time, a reduction of the Co-Steel Indebtedness Amount for such participant in the amount of the Co-Steel Cash Amount for such participant; and

(n)                                 the exchanges, payments and cancellations contemplated by this Section 3.1 shall be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Time or after the Effective Date.

3.2                               Adjustments to Consideration

The Acquisition Price shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Common Shares (to the extent permitted pursuant to the Arrangement Agreement)), reorganization, recapitalization or other like change with respect to the Common Shares (to the extent permitted pursuant to the Arrangement Agreement) occurring after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 4

RIGHTS OF DISSENT

4.1                               Rights of Dissent

Subject to Section 4.2(a), a holder of Common Shares immediately prior to the Effective Time may exercise rights of dissent (“Dissent Rights”) in accordance with the procedures set out in Section 190 of the CBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to such Common Shares in connection with the Arrangement provided that the written notice of dissent to the Arrangement Resolution contemplated by Section 190(5) of the CBCA must be received by the Company at least two business days prior to the date of the Company Meeting or any date to which the Company Meeting is postponed or adjourned. Each Dissenting Shareholder who is:

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(a)                                 ultimately entitled to be paid fair value for such Common Shares, shall (i) be paid an amount in cash that is equal to the fair value of such Common Shares immediately prior to the adoption of the Arrangement Resolution at the Company Meeting, and (ii) not be entitled to any other payment or consideration, including any payment or consideration that would have been payable under the Arrangement had such Dissenting Shareholder not exercised Dissent Rights in respect of such Common Shares; or

(b)                                 ultimately not entitled, for any reason, to be paid such fair value for such Common Shares, shall be deemed to have participated in the Arrangement with respect to such Common Shares, as of the Effective Time, on the same basis as a holder of Common Shares that did not exercise Dissent Rights.

4.2                               Recognition of Dissenting Shareholders

(a)                                 In no circumstance shall Gerdau, the Acquiror, the Company or any other person be required to recognize a person as a Dissenting Shareholder (i) unless such person is the holder of the Common Shares in respect of which Dissent Rights are purported to be exercised immediately prior to the Effective Time, (ii) if such person has voted or instructed a proxy holder to vote such Common Shares in favor of the Arrangement Resolution, or (iii) unless such person has strictly complied with the procedures for exercising Dissent Rights described in Section 4.1 and does not withdraw such dissent prior to the Effective Time.

(b)                                 For greater certainty, (i) in no circumstances shall Gerdau, the Acquiror, the Company or any other person be required to recognize a Dissenting Shareholder as the holder of any Common Share in respect of which Dissent Rights have been validly exercised at and after the completion of the steps contemplated in Section 3.1 and (ii) in addition to any other restrictions under Section 190 of the CBCA, holders of Awards shall not be entitled to exercise dissent rights with respect to such Awards.

ARTICLE 5

CERTIFICATES

5.1                               Exchange of Certificates for Cash

(a)                                 At and after the Effective Time and until surrendered for cancellation as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented one or more outstanding Common Shares (other than Common Shares held by (i) Dissenting Shareholders and (ii) Gerdau and its subsidiaries), shall be deemed at all times to represent only the right, subject to this Article 5, to receive the cash payable in exchange for such Common Shares,  less any amounts required to be withheld in accordance with Section 5.4, and any certificate so surrendered shall forthwith be cancelled.

(b)                                 At or before the Effective Time, the Acquiror shall deposit or cause to be deposited with the Depositary, for the benefit of the persons that were holders of

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Common Shares immediately prior to the Effective Time (other than (i) Dissenting Shareholders and (ii) Gerdau and its subsidiaries), an amount of cash equal to (A) the aggregate cash payable for all of the Common Shares to be transferred to the Acquiror pursuant to Section 3.1(c) plus (B) the aggregate amount of cash require to be paid to participants in the Co-Steel Share Loan Plan pursuant to Section 3.1(m)(i), in both cases less any amounts required to be withheld in accordance with Section 5.4.  The cash deposited with the Depositary shall be held in an interest-bearing account and any interest earned on such funds shall be for the account of the Acquiror.

(c)                                  Upon surrender to the Depositary for cancellation of a certificate that immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged for cash in accordance with Section 3.1(c), together with a duly completed Letter of Transmittal, such other documents and instruments as would have been required to effect the transfer of the Common Shares formerly represented by such certificate under the terms of such certificate, the CBCA or the articles of the Company, and such other documents and instruments as the Depositary may reasonably require, the person that was the holder of such Common Shares shall be entitled to receive, and as promptly as practicable after the Effective Time the Depositary shall deliver to such holder, the cash payable in exchange for such Common Shares, less any amount withheld pursuant to Section 5.4.

5.2                               Lost Certificates

In the event any certificate that immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged pursuant to Section 3.1(c) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and upon such person otherwise complying with the provisions of Section 5.1, such person shall be entitled to receive, in accordance with the provisions of this Article 5, the cash payment to which such person is entitled pursuant to Section 5.1, less any amount withheld pursuant to Section 5.4; provided that, as a condition precedent to any such issuance or payment, such person shall have provided a bond satisfactory to the Company and Acquiror, in such amount as the Company or Acquiror may direct, or otherwise indemnify the Company, the Acquiror and Gerdau in a manner satisfactory to the Company, the Acquiror and Gerdau against any claim that may be made against the Company, the Acquiror or Gerdau with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3                               Extinction of Rights

Any (i) certificate that immediately prior to the Effective Time represented outstanding Common Shares that were exchanged pursuant to Section 3.1(c) that is not deposited in the manner required by Section 5.1 prior to the sixth anniversary of the Effective Date or (ii) any payment made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains on or before the sixth anniversary of the Effective Date shall, in either case, cease to represent a claim or interest of any kind or nature. On such date, any cash to which the holder of such certificate

9

would otherwise have been entitled and any right or claim to payment hereunder that remains outstanding, as applicable, shall be deemed to have been surrendered for no consideration to the Acquiror.  None of Gerdau, the Company, the Acquiror or the Depositary shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.4                               Withholding Rights

The Company, the Acquiror, Gerdau and the Depositary shall be entitled to deduct and withhold from any consideration, dividend or other distribution otherwise payable to any holder of Common Shares such amounts as the Company, the Acquiror, Gerdau or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under Canadian or United States tax laws or any other applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency.

5.5                               Interest

Under no circumstances shall interest accrue or be paid by the Acquiror, Gerdau or the Depositary to persons depositing certificates pursuant to Section 5.1, regardless of any delay making any payment contemplated by this Article 5.

ARTICLE 6
AMENDMENTS

6.1                               Amendments to Plan of Arrangement

(a)                                 The Company and the Acquiror may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) agreed to in writing by the Company and the Acquiror, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court and (iv) communicated to the Company Shareholders if and as required by the Court.

(b)                                 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that the Acquiror shall have consented thereto in writing) with or without any other prior notice or communication, and, if so proposed and approved at the Company Meeting in the manner required by the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if (i) it is consented to by each of the Acquiror and the Company, and (ii) if required

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by the Court, it is approved by the Company Shareholders voting in the manner directed by the Court.

(d)                                 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Gerdau or the Acquiror, provided that it concerns a matter that in the opinion of Gerdau or the Acquiror, acting reasonably, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interests of any person that, immediately prior to the Effective Time, was a holder of Common Shares.

(e)                                  This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions contemplated in this Plan of Arrangement shall occur and be deemed to occur in the order set out in Section 3.1 and shall become effective without any further act or formality, each of the Company, the Acquiror and Gerdau shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

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SCHEDULE B

ARRANGEMENT RESOLUTION

1.                                      The arrangement agreement (“Arrangement Agreement”) dated June 29, 2010 among Gerdau S.A., Gerdau Steel North America Inc. and Gerdau Ameristeel Corporation (the “Corporation”), a copy of which is attached as  Exhibit B to the Management Proxy Circular of the Corporation dated •, 2010 (the “Circular”), as may be amended, varied or supplemented form time to time in accordance with the terms thereof, is hereby confirmed, ratified and approved;

2.                                      the arrangement (as may be amended or varied, the “Arrangement”) under section 192 of the Canada Business Corporations Act involving Gerdau S.A., Gerdau Steel North America Inc. the Corporation and its shareholders, as more particularly described and set forth in the plan of arrangement (as may be varied, amended or supplemented, the “Plan of Arrangement”), the full text of which is attached as Schedule A to Exhibit B to the Circular, and all transactions contemplated thereby and those transactions set out in the Circular, as they may be amended or varied, be and are hereby authorized, approved and adopted;

3.                                      notwithstanding that this resolution has been passed (and the Arrangement authorized, approved and adopted) by the shareholders or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of the Corporation be and are hereby authorized and empowered without further approval of the shareholders of the Corporation (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, and (ii) not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement); and

4.                                      any officer or director of the Corporation is hereby authorized, for and on behalf of the Corporation, to execute and deliver Articles of Arrangement and to execute, with or without the corporate seal, and, if appropriate, deliver all other documents and instruments and do all other things as in the opinion of such officer or director may be necessary, required or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument, and the taking of any such action.